UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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☐	Soliciting Material Pursuant to §240.14a-12

INTERNET CAPITAL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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INTERNET CAPITAL GROUP, INC.
690 LEE ROAD, SUITE 310
WAYNE, PENNSYLVANIA 19087
PHONE: (610) 727-6900
FAX: (610) 727-6901
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Dear Internet Capital Group, Inc. Stockholder:
You are invited to attend the Internet Capital Group, Inc. 2011 Annual Meeting of Stockholders.

Date:	June 17, 2011
Time:	10:00 a.m., Eastern Time
Place:	The Radnor Hotel
591 East Lancaster Avenue St. Davids, Pennsylvania 19087
Only ICG stockholders who owned stock at the close of business on April 21, 2011 can vote at the Annual Meeting or any adjournments that may take place.
The purposes of the Annual Meeting are:
(1)	to elect three Class III directors, each for a term of three years or until the relevant director’s successor has been elected and qualified, and one Class I director, for a term of one year or until that director’s successor has been elected and qualified;
(2)	to ratify the appointment of KPMG LLP as ICG’s independent registered public accountant for the year ending December 31, 2011;
(3)	to conduct an advisory vote regarding the compensation of ICG’s named executive officers;
(4)	to conduct an advisory vote with respect to the frequency of the advisory vote regarding the compensation of ICG’s named executive officers;
(5)	to approve an amendment of ICG’s Certificate of Incorporation to change ICG’s corporate name to “ICG Group, Inc.”;
and to transact any other business that may properly come before the Annual Meeting.
For those of you who are unable to attend the Annual Meeting in person, we invite you to listen over the Internet through ICG’s website at http://www.icg.com/investors/events-and-presentations/.
We consider your vote important and encourage you to vote as soon as possible.

By Order of the Board of Directors,
April 27, 2011
Suzanne L. Niemeyer
Secretary

INTERNET CAPITAL GROUP, INC.
690 LEE ROAD, SUITE 310
WAYNE, PENNSYLVANIA 19087
PHONE: (610) 727-6900
FAX: (610) 727-6901
www.icg.com
PROXY STATEMENT FOR
2011 ANNUAL MEETING OF STOCKHOLDERS
JUNE 17, 2011
This proxy statement and related proxy solicitation materials are being first directly made available to owners of shares of Internet Capital Group, Inc. (“ICG”) Common Stock (“Common Stock”) on or about May 3, 2011 in connection with the solicitation of proxies by ICG’s Board of Directors (the “Board”) for ICG’s 2011 Annual Meeting of Stockholders (the “Annual Meeting”). This proxy procedure is necessary to permit all holders of Common Stock, many of whom are unable to attend the Annual Meeting, to vote. The Board encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.
Under the rules of the U.S. Securities and Exchange Commission (the “SEC”), public companies must provide their stockholders with access to copies of their proxy solicitation materials over the Internet. In accordance with SEC rules, on or about May 3, 2011, (1) this proxy statement and related proxy materials are being made available on the Internet at www.proxyvote.com, and (2) you and other ICG stockholders are being mailed a Notice Regarding the Availability of Proxy Materials (the “Materials Notice”) instructing you how to access and review those materials on the Internet and how to request a paper copy of those materials. If you would like to receive a paper copy of the proxy materials, you should follow the instructions in the Materials Notice for requesting those materials.

VOTING PROCEDURES
Why did I receive a Notice Regarding the Availability of Proxy Materials (i.e., the Materials Notice) in the mail? In accordance with the SEC’s “e-proxy” rules, ICG is providing its stockholders with access to the proxy materials for its Annual Meeting over the Internet. ICG has again elected to take advantage of the “notice only” option under the e-proxy rules, which it first used in connection with its 2008 Annual Meeting of Stockholders, because it believes that doing so will continue to provide the efficiency and accessibility that ICG and its stockholders have enjoyed over the past three years. Accordingly, on or about May 3, 2011, ICG is mailing you the Materials Notice, which contains instructions on how to access ICG’s proxy materials over the Internet and vote online or via telephone. As described in the Materials Notice, you will not receive a printed copy of the Annual Meeting proxy materials by mail unless you request one. You may request printed copies of these proxy materials free of charge by following the instructions contained in the Materials Notice.
Who can vote? Stockholders as of the close of business on April 21, 2011 are entitled to vote. At that time, 36,646,732 shares of Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at the offices of Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania 19104 beginning June 7, 2011. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.
How can I vote? Your shares can be voted at the Annual Meeting only if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to ensure that your shares will be represented. If you hold shares in your own name as of the close of business on April 21, 2011, you have three ways to vote and submit your proxy prior to the Annual Meeting:
•	Over the Internet — ICG encourages you to vote and submit your proxy over the Internet at www.proxyvote.com;
•	By telephone — You may vote and submit your proxy by calling 1-800-690-6903; or
•	By mail — If you elected to receive your proxy materials by mail, you may vote by completing, signing and returning the proxy card that was sent to you.
If you are voting over the Internet or by telephone, you will need to use the control number contained in your Materials Notice. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m., ET, on June 16, 2011. If you hold your shares through an account with a bank or a broker, please follow the directions provided to you by your bank or broker; your ability to vote over the Internet or by telephone depends on the voting procedures of your bank or broker.
If you want to vote in person at the Annual Meeting, you must bring a government-issued picture identification with you. If you hold your shares through an account with a bank or a broker, you must obtain a proxy card from your bank or broker and bring that proxy card to the Annual Meeting, together with a government-issued picture identification and a copy of a bank or brokerage statement reflecting your stock ownership as of April 21, 2011.
You may revoke a proxy at any time before it is voted by providing written notice to the corporate Secretary of ICG, by submitting a proxy bearing a later date (subject to the deadline for Internet and telephone proxy submissions) or by casting a ballot at the Annual Meeting. Your properly executed and delivered proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided or, if no directions are provided, your shares will be voted in accordance with the Board’s recommendations.
What shares are subject to my proxy vote? Each proxy you vote represents all the shares of Common Stock registered to you in a particular account. You may be entitled to more than one proxy vote if you hold shares that are either registered differently or in more than one account. Each share of Common Stock that you own entitles you to one vote.

What is the quorum requirement? The Annual Meeting will be held only if a quorum, consisting of a majority of the outstanding shares of Common Stock entitled to vote, is represented. Broker non-votes (as described in the following paragraph), votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. At the close of business on April 21, 2011, 36,646,732 shares were outstanding and eligible to vote at the Annual Meeting, meaning that 18,323,367 shares of Common Stock must be represented at the Annual Meeting in person or by proxy in order to have a quorum.
What is the effect of broker non-votes and abstentions? Under applicable stock exchange rules, banks, brokers and other nominees who hold shares of Common Stock for beneficial owners have the discretion to vote on routine matters when they have not received voting instructions from those beneficial owners at least ten days prior to the Annual Meeting. Items 1, 3 and 4 described in this proxy statement are deemed non-routine matters, and Items 2 and 5 described in this proxy statement are deemed routine matters. On each non-routine matter, banks, brokers and other nominees do not have the discretion to direct the voting of the beneficial owners’ shares, and there is a so-called “broker non-vote” on that matter. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Accordingly, a broker non-vote will not negatively impact ICG’s ability to obtain a quorum and will not otherwise directly affect the outcome of the vote on a non-routine matter that requires a plurality of votes cast (Items 1 and 4) or the approval of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting (Item 3). Because Items 1 and 4 are decided by a plurality of the votes cast, abstentions will have no direct effect on the outcome of those items. Because Items 2 and 3 require for their approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting and Item 5 requires for its approval the affirmative vote of a majority of the shares entitled to vote at the Annual Meeting, any abstentions will have the effect of votes against those items.
Who will count the vote? Broadridge Financial Solutions, Inc. will count the vote. Its representative will serve as the inspector of election.
Who is soliciting this proxy? Solicitation of proxies is made on behalf of the Board. ICG will pay the cost of preparing, assembling, mailing and otherwise making available to stockholders Materials Notices, notices of the Annual Meeting, proxy statements and proxy cards. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of ICG, without additional compensation. Proxies may be solicited by mail, in person, by telephone, over the Internet or by other electronic means. ICG will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of Common Stock.
What if I can’t attend the meeting? If you are unable to attend the meeting in person, ICG invites you to listen to the meeting over the Internet through ICG’s website at http://www.icg.com/investors/events-and-presentations/. Please go to ICG’s website approximately fifteen minutes prior to the Annual Meeting to register and download any necessary audio software. If you do not attend the Annual Meeting in person and you intend to vote, you must vote your shares over the Internet, by telephone or by requesting and returning a proxy card by the applicable deadline.
How does the Board recommend I vote? The Board recommends you to vote (1) FOR the election of each Board nominee, (2) FOR the ratification of the appointment of KPMG LLP as ICG’s independent registered public accountant, (3) FOR the approval, on an advisory basis, of the compensation of ICG’s named executive officers (the “executive officers”), as such is described in “Compensation Discussion and Analysis” and “Executive Compensation” below, (4) FOR the approval, on an advisory basis, of future advisory votes regarding the compensation of ICG’s executive officers being held once every three years and (5) FOR the amendment of ICG’s Restated Certificate of Incorporation, as amended (the “Charter”), to change ICG’s corporate name to “ICG Group, Inc.”

CORPORATE GOVERNANCE
General. In accordance with the Delaware General Corporation Law and ICG’s Charter and Amended and Restated By-Laws (the “By-Laws”), ICG’s business, property and affairs are managed under the direction of the Board.
Although ICG’s non-management directors are not involved in the company’s day-to-day operations, they are kept informed of ICG’s business through written reports and documents provided to them regularly, as well as through operating, financial and other reports presented by the officers of ICG at meetings of the Board and committees of the Board.
Board Leadership Structure; Lead Independent Director. ICG’s By-Laws provide for the combination of ICG’s Chairman of the Board and Chief Executive Officer roles. Since December 2001, Mr. Walter W. Buckley, III has served both as ICG’s Chairman of the Board and as its Chief Executive Officer. In order to ensure the Board’s ability to oversee management in an appropriate and effective manner in light of this combined Chairman/Chief Executive Officer role, ICG’s Corporate Governance Guidelines provide for the Board to designate a lead independent director.
Aside from the requirements of ICG’s By-Laws, the Board believes that Mr. Buckley’s present service as both Chairman of the Board and Chief Executive Officer of ICG is in the best interests of ICG and its stockholders. As a co-founder and the Chief Executive Officer of ICG since its inception in 1996, Mr. Buckley has a deep understanding of the issues, challenges and opportunities facing ICG and is in an optimal position to develop an overall agenda to ensure that the Board’s time and attention are appropriately focused in addressing those issues, challenges and opportunities. Mr. Buckley’s combined role is also designed to foster clear leadership and accountability, as well as consistency of message to ICG’s stockholders, employees, companies and other business partners.
Each of ICG’s directors other than Mr. Buckley, and each of ICG’s current nominees for director, is “independent” under applicable NASDAQ Stock Market LLC (“NASDAQ”) rules (see “Corporate Governance—Director Independence” below). The Board believes that the independence of its directors as a group, combined with the leadership of ICG’s lead independent director, enables the Board to oversee management in an appropriate and effective manner.
ICG’s lead independent director is elected annually through a rotation among the chairs of ICG’s standing Board committees. Mr. David J. Berkman is currently serving as the lead independent director. In March 2011, the Board elected Dr. Thomas P. Gerrity to serve as the lead independent director, effective immediately following the Annual Meeting. The lead independent director, among other things:
•	ensures that ICG’s independent directors hold an executive session of independent directors at each regularly scheduled Board meeting, as is required under ICG’s Corporate Governance Guidelines;
•	acts as a liaison between the Chairman of the Board and the independent directors;
•	consults with management regarding the scheduling of Board meetings;
•	reviews and provides feedback on Board agendas and reviews agendas and meeting schedules to ensure that there is sufficient time for discussion of agenda items; and
•	presides at Board meetings when the Chairman is not present (including in the executive sessions of the independent directors).
The lead independent director also has the authority to call meetings of the independent directors and, if requested by any major ICG stockholder or group of stockholders, will communicate directly with that stockholder or stockholder group. In light of the importance of the lead independent director to the overall effective functioning of the Board, the Board has, effective as of January 1, 2011, instituted the payment of cash compensation for a director’s service as the lead independent director (see “Director Compensation—Summary of Director Compensation” below). The Board believes that the lead independent director functions as an effective complement to ICG’s combined Chairman/Chief Executive Officer role.
Board Role in Risk Oversight. ICG management is responsible for the day-to-day identification, assessment and management of ICG’s business risks. These risks include, but are not limited to:
•	the strategic, operational, financial (i.e., liquidity, credit, accounting and tax), legal and regulatory/compliance risks faced by ICG as a corporate entity; and
•	the risks attendant to ICG’s acquisition, disposition, financing and similar transactions involving its companies and the operations of ICG’s companies.

The Board is responsible for overseeing the management of ICG’s business risks and for ensuring the overall adequacy and effectiveness of ICG’s risk management process. In order to facilitate the risk oversight process, ICG management identifies ICG’s principal risks for the Board and provides the Board and its committees with visibility into such risks through presentations and other formal and informal communications. In carrying out its risk oversight function, the Board, among other things:
•	periodically assesses the adequacy of ICG’s enterprise risk management, internal control and financial reporting/compliance systems;
•	sets ICG’s core business strategy and approves any changes to that strategy;
•	receives updates from management regarding strategic, financial and compliance risks and discusses those risks regularly at meetings and strategy sessions;
•	reviews the results of ICG’s companies regularly at meetings and strategy sessions, and periodically meets with the management of ICG’s companies;
•	reviews and approves acquisitions, dispositions and financings in excess of $3,000,000, as well as any other significant or unusual business transactions;
•	reviews and approves, along with the Compensation Committee, all significant executive compensation decisions;
•	adopts and periodically reviews (and, in certain cases, periodically approves) ICG’s policies, such as its Investment Policy, Code of Corporate Conduct, Financial Information Integrity Policy, Company Information Disclosure Policy, Insider Trading and Disclosure Policy and Related Party Transaction Policy, as well as any amendments to those policies; and
•	reviews ICG’s 10-Ks, 10-Qs, proxy statements, registration statements and other SEC filings.
Given ICG’s size and the nature of its operations, the Board believes that it is unnecessary to establish a separate risk committee to oversee ICG’s risk management process. However, the Board’s existing Audit Committee and Compensation Committee are instrumental in performing several aspects of ICG’s risk oversight function. The Audit Committee, through its direct oversight of ICG’s internal control processes, plays a primary role in the oversight of ICG’s financial-related risks. The Audit Committee also oversees the administration of ICG’s Sarbanes-Oxley program, interfaces with ICG’s independent registered public accountant regarding the consolidated financial statements of ICG and its companies and reviews ICG’s consolidated financial statements prior to their filing with the SEC. The Compensation Committee considers risks relating to the attraction and retention of talent and risks relating to the design of compensation programs and arrangements applicable to both executive officers and other ICG employees. The Compensation Committee makes an annual determination, based on its evaluation of those risks, as to whether ICG’s then-current compensation policies are reasonably likely to have a material adverse effect on ICG. Under its charter, the Compensation Committee is also responsible for the establishment and monitoring of succession plans for ICG’s executive management.
Director Independence. The Board has determined that (1) eight of the nine directors who served on the Board in 2010 and currently serve on the Board, namely, Mr. Berkman, Mr. Thomas A. Decker, Mr. David K. Downes, Dr. Gerrity, Mr. Michael J. Hagan, Mr. Peter K. Miller, Mr. Warren V. Musser and Mr. Philip J. Ringo, are “independent” under applicable NASDAQ rules and (2) Mr. Buckley is not independent under those rules because he is the Chief Executive Officer of ICG.
As described in “Corporate Governance—Resignation of Director/Appointment of Director Emeritus” below, Mr. Musser resigned from the Board in April 2011; his resignation will become effective at the Annual Meeting. In order to fill the vacancy created by Mr. Musser’s resignation, Mr. David J. Adelman has been nominated for election to the Board as a Class I director. The Board has determined that Mr. Adelman is “independent” under applicable NASDAQ rules.

In making its determinations regarding director independence, the Board considered, among other things:
•	the direct and indirect interests of each director/director candidate in ICG’s companies;
•	the relationships and/or any transactions between ICG and its companies, on the one hand, and each director/director candidate and his affiliates, on the other hand; and
•	the relationships among the directors/director candidates with respect to common involvement with for-profit and non-profit organizations.
Meeting Attendance by Directors. The Board held nine meetings in 2010. Under ICG’s policy on executive Board sessions, the independent members of the Board met in executive session without members of management present at each regularly scheduled Board meeting. Each of the incumbent directors attended at least 75% of the total meetings of the Board and Board committees on which he served in 2010. ICG has a policy that each director is expected to attend ICG’s annual stockholder meeting. All of ICG’s directors other than Mr. Decker attended ICG’s 2010 Annual Meeting of Stockholders.
Change in Director Occupation or Retirement. Each director must volunteer to resign from the Board when he either (1) retires or changes the principal position he held when he was initially elected to the Board or (2) reaches the age of 75, after which the Board may or may not elect to require the applicable director to resign.
Resignation of Director/Appointment of Director Emeritus. In April 2011, Mr. Musser resigned from the Board; his resignation will become effective at the Annual Meeting. In light of Mr. Musser’s distinguished service as a director of ICG for more than ten years, the Board determined that it would be appropriate to name Mr. Musser as a Director Emeritus of ICG. As a Director Emeritus, Mr. Musser may attend meetings of the Board as and when invited by the Board; he will not (1) be responsible for performing any services for ICG, (2) be considered a director of ICG for any purpose (including under ICG’s Charter, ICG’s By-Laws and applicable laws) or (3) have any power or authority to manage ICG’s affairs. Mr. Musser’s term as Director Emeritus will commence at the Annual Meeting and will expire at ICG’s 2012 Annual Meeting of Stockholders; he may be removed at any time or appointed to one or more additional terms at the discretion of the Board.
Director Service on Other Boards. Directors are encouraged to limit the number of boards on which they serve. Under ICG’s policy on board service, no director may serve on more than six boards of public, for-profit companies without the prior approval of the Board, and no director may join the board of any public, for-profit company without first notifying the Board.
Code of Conduct. The Board is committed to ethical business practices. ICG has in place a Corporate Code of Conduct, which applies to all of ICG’s employees and directors and includes a code of ethics for ICG’s “principal executive officer, principal financial officer, principal accounting officer or controller” under SEC regulations adopted under the Sarbanes-Oxley Act of 2002, as amended. ICG’s Corporate Code of Conduct is posted on ICG’s website at http://www.icg.com/investors/corporate-governance/. Please note that none of the information on ICG’s website is incorporated by reference in this proxy statement.
Committees of the Board of Directors. The Board currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.
Audit Committee. The Audit Committee monitors ICG’s compliance with appropriate legal and regulatory standards and requirements. The Audit Committee annually selects ICG’s independent registered public accountant, reviews the performance and the terms of engagement of the independent registered public accountant and exercises oversight of the activities of the independent registered public accountant. It serves as an independent and objective party to monitor ICG’s financial reporting process and internal control systems and to review and appraise the audit efforts of the independent registered public accountant. It also provides an open avenue of communication among the independent registered public accountant, ICG’s financial and senior management and the Board. A detailed list of the Audit Committee’s functions is included in its charter, which is posted on ICG’s website at http://www.icg.com/investors/corporate-governance/.

The current members of the Audit Committee are Messrs. Decker, Downes, Hagan and Ringo. The Audit Committee consists entirely of directors who the Board has determined in its business judgment are “independent” under applicable NASDAQ rules and applicable rules adopted by the SEC under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board has determined that Mr. Downes is an “audit committee financial expert” under the rules of the Exchange Act. The Audit Committee held seven meetings during 2010.
Compensation Committee. The Compensation Committee reviews and approves ICG’s compensation philosophy and oversees the compensation and benefit programs that cover ICG’s employees. The Compensation Committee annually reviews and approves, or recommends that the Board approve, the total compensation package for each of ICG’s executive officers. The Compensation Committee also evaluates the performance of ICG’s Chief Executive Officer against pre-established criteria and it reviews with the Chief Executive Officer the performance of each executive officer that reports to the Chief Executive Officer. The Compensation Committee operates under a charter that is available on ICG’s website at http://www.icg.com/investors/corporate-governance/. The Compensation Committee delegates certain administrative functions with respect to ICG’s equity compensation plans to ICG’s human resources and legal departments; it does not generally delegate its authority to anyone else. For a discussion regarding the role of ICG’s management and independent compensation consultant in connection with the compensation of ICG’s executive officers, see “Compensation Discussion and Analysis” below.
The current members of the Compensation Committee are Messrs. Berkman, Decker and Downes and Dr. Gerrity. The Compensation Committee consists entirely of directors who the Board has determined in its business judgment are “independent” under applicable NASDAQ rules. The Compensation Committee held nine meetings during 2010.
Nominating and Governance Committee. The primary function of the Nominating and Governance Committee is to focus on issues surrounding the composition, operation and, as of April 15, 2011, compensation of the Board. The Nominating and Governance Committee identifies and recommends candidates to serve on the Board and takes steps to ensure that the structure and practices of the Board provide for sound corporate governance. The Nominating and Governance Committee operates under a charter that is posted on ICG’s website at http://www.icg.com/investors/corporate-governance/. The Nominating and Governance Committee identifies individuals, including those recommended by stockholders, believed to be qualified as candidates for Board membership. Mr. Adelman, who is a nominee for Class I director, was formally recommended as a director candidate by one of ICG’s non-management directors.
In identifying Board candidates, the Nominating and Governance Committee takes into account all factors it considers appropriate, which include ensuring that a majority of directors satisfy the independence requirements of NASDAQ, the SEC or any other governing body. Although ICG does not have a formal policy regarding the consideration of diversity in identifying director nominees, the Nominating and Governance Committee identifies director nominees with a goal of having a group of directors who represent a diverse set of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Nominating and Governance Committee has identified, and the Board has approved, the following skills, experiences and other attributes that they believe would be desirable for new and existing Board members to possess:
•	substantial experience in leading a successful business or large division of a business;
•	substantial experience as a senior executive (particularly a chief executive officer) at one or more large, complex organizations and/or new business ventures;
•	substantial experience as a member of a board of directors (particularly the board of directors of a public company);
•	substantial experience and an awareness of current trends and developments in one or more areas that are relevant to ICG’s core strategy and operations, such as private equity and venture capital markets, information technology and Internet-related companies and markets, corporate strategy development and implementation, organizational development, mergers and acquisitions, corporate finance, financial reporting and accounting and controls;
•	leadership skills;
•	business acumen;

•	integrity and strength of character;
•	an entrepreneurial nature;
•	candor; and
•	the time and energy to commit to being an active Board member.
The Nominating and Governance Committee has the authority to retain search firms to assist it in identifying candidates to serve as directors. It considers stockholder nominees for director and evaluates them in the same manner as nominees for director from other sources. A stockholder wishing to make a nomination for election to the Board or to have a proposal presented at an annual meeting should submit written notice of such nomination or proposal to ICG’s corporate Secretary. The Secretary’s contact information can be found in “Other Matters—Communicating with ICG” below.
The current members of the Nominating and Governance Committee are Messrs. Berkman and Ringo and Dr. Gerrity. In March 2011, Mr. Miller was also appointed to serve on the Nominating and Governance Committee beginning on the date of the Annual Meeting. The Nominating and Governance Committee consists entirely of directors who the Board has determined in its business judgment are “independent” under applicable NASDAQ rules. The Nominating and Governance Committee held three meetings during 2010.
Compensation Committee Interlocks and Insider Participation. Messrs. Berkman, Decker and Downes and Dr. Gerrity currently serve, and during 2010 served, on the Compensation Committee. No member of the Compensation Committee is a former or current executive officer or employee of ICG or any of its subsidiaries. No executive officer of ICG or any of its subsidiaries serves, or during 2010 served, as a member of the compensation committee or board of directors of any other company that has, or had during 2010, an executive officer serving as a member of ICG’s Board or Compensation Committee.
Communications with the Board of Directors. If you would like to communicate with the Board or any of ICG’s individual directors, please send a letter or other written communication to the Board’s or such director’s attention, care of ICG’s corporate Secretary. The Secretary’s contact information can be found in “Other Matters—Communicating with ICG” below. The Secretary will review each such communication and forward a copy to each member of the Board or the individual director, as applicable.
ELECTION OF DIRECTORS
(ITEM 1)
ICG’s Charter and By-Laws provide that ICG’s business will be managed by a board of directors of not less than five and not more than nine directors, with the number of directors to be fixed by the Board from time to time. ICG’s Charter and By-Laws also divide the Board into three classes of directors (Class I, Class II and Class III), with each class prescribed to be as nearly equal in number as possible. There are presently three Class I directors, three Class II directors and three Class III directors. In order to fill the vacancy being created by Mr. Musser’s resignation, which will become effective at the Annual Meeting, Mr. Adelman has been nominated for election to the Board as a Class I director. The term of office of each class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three-year term. In order to keep this rotation intact, Mr. Adelman is being nominated to serve a one-year term. The term of each of the Class III directors, Messrs. Buckley, Hagan and Ringo, will expire at the Annual Meeting; following the effectiveness of Mr. Musser’s resignation, the other five directors will remain in office for the remainder of their respective terms, as noted below.
The Nominating and Governance Committee identifies and recommends candidates to serve on the Board. Director candidates are nominated by the Board. Stockholders are also entitled to nominate director candidates for the Board in accordance with SEC rules and the procedures set forth in ICG’s By-Laws, as described in “Other Matters—Submission of Stockholder Proposals and Director Nominations for 2012 Annual Meeting of Stockholders” below.

The Nominating and Governance Committee has identified, and the Board has approved, the following skills, experiences and other attributes that they believe would be desirable for new and existing Board members to possess:
•	substantial experience in leading a successful business or large division of a business;
•	substantial experience as a senior executive (particularly a chief executive officer) at one or more large, complex organizations and/or new business ventures;
•	substantial experience as a member of a board of directors (particularly the board of directors of a public company);
•	substantial experience and an awareness of current trends and developments in one or more areas that are relevant to ICG’s core strategy and operations, such as private equity and venture capital markets, information technology and Internet-related companies and markets, corporate strategy development and implementation, organizational development, mergers and acquisitions, corporate finance, financial reporting and accounting and controls;
•	leadership skills;
•	business acumen;
•	integrity and strength of character;
•	an entrepreneurial nature;
•	candor; and
•	the time and energy to commit to being an active Board member.
Each of ICG’s current directors, and each of the nominees for director, holds or has held senior executive positions in substantial organizations and has significant experience in one or more of the areas listed above that are relevant to ICG’s core strategy and operations. Each of ICG’s directors and director nominees also has experience serving on, advising and/or working with boards of directors of significant organizations, including public companies. Importantly, the Nominating and Governance Committee also believes that each of ICG’s directors and director nominees possesses all of the other Board and Nominating and Governance Committee preferred attributes, which are invaluable to the operation of an effective board: leadership skills, business acumen, integrity and strength of character, an entrepreneurial nature, candor and the time and energy to commit to being an active Board member. Furthermore, the Nominating and Governance Committee believes that ICG’s current group of directors, assuming the election of the four nominees, represents a diverse set of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Each of the nominees and current directors other than Mr. Buckley is independent of ICG and ICG management. See “Corporate Governance—Director Independence” above for a discussion regarding the independence of ICG’s directors and director nominees under applicable NASDAQ rules. In light of these factors, the Board recommends that ICG’s stockholders vote in favor of each of the director nominees.
At the Annual Meeting, one Class I director and three Class III directors are to be elected. All of the director nominees other than Mr. Adelman are currently directors of ICG. All nominees have consented to being named as nominees for directors of ICG and have agreed to serve if elected. The nominee for Class I director will be elected to serve for a one-year term or until his successor has been elected and has qualified, and the nominees for Class III director will be elected to serve for three-year terms or until their successors have been elected and have qualified. If some or all of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for any remaining nominee(s) and any substitute nominee(s) designated by the Board. Director elections are determined by a plurality of the votes cast.
Set forth below is information regarding each nominee for Class I director and Class III director, as well as each current Class I director (other than Mr. Musser) and Class II director, each of whose term will continue after the Annual Meeting.

Nominee for Class I Director
David J. Adelman. Since 1997, Mr. Adelman has been the President and Chief Executive Officer of Campus Apartments, Inc., a company specializing in the development, management and finance of upscale housing for universities. He has been a member of the Board of Directors of FS Investment Corporation since 2008 and a member of the Board of Trustees of FS Energy and Power Fund since 2010. In addition, Mr. Adelman serves on the board of directors or in leadership roles for various charitable and civic organizations.
Areas of Relevant Experience: Significant experience as an entrepreneur and senior executive at organizations operating in the higher education and real estate development sectors; vast experience in corporate finance and public and private commercial transactions; strong background in the areas of marketing, sales, corporate finance and strategic planning and management.
Age: 39
Nominees for Class III Director
Walter W. Buckley, III. Mr. Buckley is a co-founder and has been a director of ICG since March 1996. He has served as ICG’s Chairman of the Board since December 2001 and as its Chief Executive Officer since March 1996. He also served as the President of ICG from March 1996 to December 2001 and from December 2002 to January 2009. Prior to co-founding ICG, Mr. Buckley worked for Safeguard Scientifics, Inc. (“Safeguard”) beginning in 1987 as a financial analyst, and later as a Vice President of Acquisitions from 1991 to 1996. He served as a director of Verticalnet, Inc. (“Verticalnet”) from 1996 to 2005. Mr. Buckley currently serves on the Boards of Trustees of Camp Tecumseh and The Episcopal Academy and as Chairman of the Board of Directors of the Starfinder Foundation.
Areas of Relevant Experience: Deep experience in acquiring and building businesses in the technology/innovation and Internet markets, mergers and acquisitions and corporate finance; detailed knowledge of ICG and the historical and current issues, challenges and opportunities facing ICG and its business.
Age: 51
Michael J. Hagan. Mr. Hagan has served as a director of ICG since June 2007. Since December 2009, Mr. Hagan has been the President and Chief Executive Officer of LifeShield Security, Inc. He served as the Chief Executive Officer of NutriSystem, Inc. (“NutriSystem”) from 2002 to 2008, as the Chairman of NutriSystem from 2002 to 2008, and as the President of NutriSystem from 2006 to 2007. Prior to joining NutriSystem, Mr. Hagan was a co-founder of Verticalnet and held a number of executive positions at Verticalnet since its founding in 1995, including Chairman of the Board from 2002 to 2005, President and Chief Executive Officer from 2001 to 2002, Executive Vice President and Chief Operating Officer from 2000 to 2001 and Senior Vice President prior to that time. Mr. Hagan served as a director of Verticalnet from 1995 to 2008, as a director of NutriSystem from 2002 to 2008 and as a member of the Board of Trustees of American Financial Realty Trust from 2003 to 2008.
Areas of Relevant Experience: Significant experience as an entrepreneur and senior executive at public and private organizations, including technology/innovation and Internet companies; vast experience in corporate finance, financial reporting and accounting and controls.
Age: 48
Philip J. Ringo. Mr. Ringo has served as a director of ICG since January 2003. Since January 2010, Mr. Ringo has served as the Senior Strategic Advisor for Elemica, Inc., an e-business supply chain network. From 2001 to 2009, Mr. Ringo served as the Chairman and Chief Executive Officer of RubberNetwork.com LLC, a tire and rubber industry strategic sourcing and technology consortium. Mr. Ringo has served as a director of Genesee & Wyoming Inc. since 1978.
Areas of Relevant Experience: Vast experience as a senior executive at public and private organizations, including technology/innovation and Internet companies; significant experience in corporate finance, financial reporting and accounting and controls matters.
Age: 69

The Board of Directors recommends a vote FOR all of the listed nominees.
Incumbent Class I Directors — to Continue in Office for Terms Expiring in 2012
David J. Berkman. Mr. Berkman has served as a director of ICG since January 2001. Since 2000, he has been the Managing Partner of Associated Partners, LP, a private equity firm primarily engaged in the telecommunications, technology and Internet markets. Mr. Berkman has served as a director of Entercom Communications Corp. since 1999. Civically, he serves on the Board of Overseers for the University of Pennsylvania School of Engineering and Applied Science and the Board of Trustees of The Franklin Institute.
Areas of Relevant Experience: Deep experience in private equity markets, with a focus in the telecommunications, information services, international media (information, broadcasting and publishing), technology/innovation and Internet segments; significant experience with mergers and acquisitions, corporate finance, financial reporting and accounting and controls.
Age: 49
David K. Downes. Mr. Downes has served as a director of ICG since October 2003. Since 2004, Mr. Downes has served as President, Chief Executive Officer and a director of Community Capital Management, Inc., as the President and Treasurer of The Community Reinvestment Act Qualified Investment Fund and as the Independent Chairman of the Board of Trustees of the Quaker Investment Trust. Mr. Downes has served as a director of OppenheimerFunds, Inc. since 2005, as a director of THL Credit, Inc. since 2009 and as Chair of the U.S. Trust Investment Committee of GlaxoSmithKline plc since 2006. Between 1995 and 2003, Mr. Downes served in various executive roles at Lincoln National Investment Companies and Delaware Investments, the investment management subsidiary of the Lincoln Financial Group at that time.
Areas of Relevant Experience: Vast experience in the areas of corporate finance, financial reporting and accounting and controls; senior leadership roles in a number of global financial institutions and investment funds.
Age: 71
Incumbent Class II Directors — to Continue in Office for Terms Expiring in 2013
Thomas A. Decker. Mr. Decker has served as a director of ICG since October 2004. Mr. Decker is currently a Member of the Cozen O’Connor law firm, where he has served as President and Chief Executive Officer since 2007. From 2000 through 2004, he served as Managing Partner of Cozen O’Connor. Mr. Decker served as the inaugural Chairman of the Pennsylvania Gaming Control Board from 2004 to 2007. He is a member of the Board of Business Advisors for the University of Virginia Law School, and he serves on the Boards of Directors of the Kimmel Center, the Philadelphia Zoo and the YMCA of Philadelphia and Vicinity, as well as the Board of Trustees of the Gesu School.
Areas of Relevant Experience: Expertise in corporate law, with an emphasis on mergers and acquisitions, corporate governance and alternative dispute resolution; senior leadership roles in a number of global organizations; significant experience in corporate finance, complex regulatory and legal issues, financial reporting and accounting and controls.
Age: 65
Dr. Thomas P. Gerrity. Dr. Gerrity has served as a director of ICG since December 1998. From 1990 to 1999, he served as Dean of The Wharton School of the University of Pennsylvania (“Wharton”) and as Professor of Management at Wharton. Since 1999, Dr. Gerrity has served as Dean Emeritus and as the Joseph Aresty Professor of Management at Wharton, where he is the Academic Director of the Advanced Management Program and the Corporate Governance Program. Previously, Dr. Gerrity was the founder of, and from 1969 to 1988 served as the Chairman and Chief Executive Officer of, The Index Group, a firm specializing in information technology strategy and management, corporate strategic management and business re-engineering. Dr. Gerrity has served as a director of PharMerica Corporation since 2007. He also served as a director of Sunoco, Inc. from 1990 to 2010, of Hercules, Inc. from 2003 to 2008, of CVS Corporation from 1995 to 2007, of Federal National Mortgage Association from 1991 to 2006 and of Knight-Ridder, Inc. from 1998 to 2006. Dr. Gerrity also currently serves as a member of the Corporation of the Massachusetts Institute of Technology.

Areas of Relevant Experience: Significant experience as a director at a number of global, multi-industry organizations and as the chief executive officer of significant organizations; strong experience in information systems and technology markets and businesses, information technology management, corporate governance, leadership and strategic change management, enterprise risk management, financial reporting and accounting and controls.
Age: 69
Peter K. Miller. Mr. Miller has served as a director of ICG since June 2010. Since June 2010, Mr. Miller has been the President and Chief Executive Officer of OptiNose Inc., a drug delivery company that manufactures and sells devices through which intranasal drugs are administered to patients. Prior to that, he co-founded and served as the Chief Executive Officer and President of Take Care Health Systems, LLC (“TCHS”), an operator of healthcare clinics in retail pharmacies, from 2004 to May 2010. TCHS was acquired by, and became a wholly-owned subsidiary of, Walgreen Co. in 2007. Between 1990 and 2004, Mr. Miller served in a variety of executive roles at subsidiaries of Johnson & Johnson, including as President of Janssen Pharmaceutica, Inc. and as Worldwide President of Johnson & Johnson-Merck Consumer Pharmaceuticals Co.
Areas of Relevant Experience: Deep experience as a senior executive at large public businesses and as an entrepreneur in private organizations in the pharmaceutical and biotechnology sectors; strong background in the areas of marketing, sales, corporate finance and strategic planning and management.
Age: 49
DIRECTOR COMPENSATION
Summary of Director Compensation
Directors who are part of ICG’s management do not receive compensation for their services as directors. ICG’s non-management directors are eligible to receive compensation through ICG’s Non-Management Director Compensation Plan (the “Director Compensation Plan”), which is administered by the Compensation Committee. In 2010, each non-management director was entitled to receive the following annual cash compensation under the Director Compensation Plan:
•	base compensation of $50,000, payable in equal quarterly installments;
•	$22,500 for service as the chair of the Audit Committee, $17,500 for service as the chair of the Compensation Committee and $12,500 for service as the chair of the Nominating and Governance Committee, each payable in equal quarterly installments; and
•	$12,500 for non-chair service on the Audit Committee, $10,000 for non-chair service on the Compensation Committee and $7,500 for non-chair service on the Nominating and Governance Committee, each payable in equal quarterly installments.
Under the Director Compensation Plan, each non-management director is entitled to receive, at the commencement of his or her service on the Board, an initial grant of 25,000 stock appreciation rights (“SARs”). Each SAR represents the recipient’s right to receive, upon exercise, shares of Common Stock with a fair market value equal to the dollar increase, if any, of the fair market value of the Common Stock from the grant date to the exercise date, with such fair market values to be determined by reference to the closing Common Stock prices reported by NASDAQ on the relevant dates. These SARs vest in equal annual installments over four years. In 2010, each non-management director was also entitled to receive annual grants of 4,500 deferred stock units (“DSUs”) for his or her service on the Board. Each DSU represents a share of Common Stock into which that DSU will be converted upon the termination of the recipient’s service at ICG. These DSUs vest on the one-year anniversary of the applicable date of grant.
Also, under the Director Compensation Plan, each non-management director who earns cash fees may elect to receive DSUs in lieu of all or a portion of those cash fees. Under this program, each participating director would receive DSUs representing shares of Common Stock with a fair market value equal to the relevant cash fees (with fair market value determined by reference to the closing Common Stock price reported by NASDAQ on the date those cash fees otherwise would have been paid). In 2010, a number of ICG’s non-management directors elected to receive DSUs in lieu of cash payments. These elections are reflected in the “Summary Director Compensation” table and the accompanying footnotes below.

In late 2010, the Compensation Committee engaged Radford Surveys + Consulting, a business unit of Aon Corporation (“Radford”), to assess ICG’s Board compensation program under the Director Compensation Plan, which was last revised in 2007, relative to current market practices. In performing its assessment, Radford reviewed and synthesized data from a variety of sources, including the following:
•	the Frederick Cook 2010 Director Compensation Study;
•	the National Association of Corporate Directors 2009-10 Director Compensation Report developed by Pearl Meyer & Partners;
•	a group of eight publicly-traded companies determined to be peers of ICG; and
•	Radford’s proprietary High Technology Board Compensation database.
Based on that data, Radford concluded that ICG’s overall director compensation package was generally below a competitive level (i.e., below the market 50th percentile level of competitive delivery). Radford noted that while ICG’s cash director compensation was at roughly the 50th percentile of the peer group, its equity director compensation was significantly below a competitive level relative to the peer group. Radford advised that ICG target its director compensation package at between the 50th and 75th percentiles of the peer group, particularly in light of the fact that ICG typically does not increase its director compensation more frequently than once every four years. Specifically, Radford recommended that ICG amend the Director Compensation Plan to provide for:
•	relatively modest increases in director cash compensation (including the institution of cash compensation for the lead independent director);
•	an increase in the size of ICG’s annual DSU service grant; and
•	an ability of directors to receive shares of restricted stock in lieu of annual service grant DSUs in order to provide directors with an ability to liquidate a portion of their respective holdings under certain circumstances.
After reviewing Radford’s findings and recommendations, the Compensation Committee recommended that the full Board amend the Director Compensation Plan to reflect Radford’s recommendations, which the Board did on March 8, 2011.
Following the amendment, which became effective as of January 1, 2011, each non-management director is entitled to receive the following annual cash compensation under the Director Compensation Plan:
•	base compensation of $60,000, payable in equal quarterly installments;
•	$25,000 for service as the chair of the Audit Committee, $20,000 for service as the chair of the Compensation Committee and $15,000 for service as the chair of the Nominating and Governance Committee, each payable in equal quarterly installments;
•	$13,500 for non-chair service on the Audit Committee, $11,000 for non-chair service on the Compensation Committee and $8,500 for non-chair service on the Nominating and Governance Committee, each payable in equal quarterly installments; and
•	$10,000 for service as the lead independent director, payable in equal quarterly installments.
With respect to equity compensation, under the amendment:
•	the annual DSU service grant was increased from 4,500 DSUs to 7,500 DSUs; and
•	each director may, so long as he or she is in compliance with ICG’s director equity ownership guidelines (as described in “Director Compensation—Director Equity Ownership Guidelines” below), elect to receive, in lieu of all or any portion of the annual service grant DSUs to which such director is entitled, an equal number of restricted shares of Common Stock.

These shares of restricted stock, like the DSUs they would be replacing, vest on the first anniversary of their grant date. Unlike the DSUs, which a director must hold until his or her service on the Board is terminated, these shares of restricted stock become (subject to ICG policy and applicable securities laws) freely tradable shares of Common Stock upon vesting.
Director Equity Ownership Guidelines
ICG believes that it is important for its directors to retain a meaningful portion of their equity grants so that ICG’s directors’ interests remain aligned with its stockholders’ interests over time. Accordingly, ICG established equity ownership guidelines for ICG’s non-management directors in February 2005; it amended the guidelines most recently in 2011 in connection with the amendment to the Director Compensation Plan described above. Under the guidelines, each of ICG’s non-management directors is expected to acquire and, thereafter, continually hold ICG equity interests with a value of at least $180,000 (i.e., three times the amount of the annual retainer paid to non-management directors), to be determined as follows:
•	for each director who is a member of the Board as of April 15, 2011, each share of Common Stock held by that director (including each share of restricted stock and each share of Common Stock underlying a DSU held by that director) will be valued at $13.37, the average Common Stock closing price for the 30 trading days immediately prior to April 15, 2011; and
•	for each director who becomes a member of the Board after April 15, 2011, each share of Common Stock held by that director (including each share of restricted stock and each share of Common Stock underlying a DSU held by that director) will be valued at the average Common Stock closing price for the 30 trading days immediately prior to the date of that director’s election to the Board.
There is no mandated period to achieve compliance with the equity ownership guidelines. However, any non-management director who has not yet achieved and maintained compliance with the guidelines will not have the option of receiving shares of restricted stock in lieu of annual service grant DSUs. All of ICG’s directors other than Mr. Miller, our most recently elected director who joined the Board in June 2010, are in compliance with the equity ownership guidelines.
Summary Director Compensation Table
The following table sets forth information regarding the cash compensation paid to ICG’s non-management directors for the year ended December 31, 2010, as well as certain other compensation paid or accrued for the benefit of ICG’s directors for the year ended December 31, 2010:

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
	Fees Earned or			Option/SAR		Incentive Plan	Compensation	All Other
	Paid in Cash	Stock Awards		Awards		Compensation	Earnings	Compensation	Total
Name	($) (1) (2)	($) (3) (4)		($) (6)		($)	($)	($)	($)
David J. Berkman	$37,512	$68,088		—		—	—	—	$105,600
Thomas A. Decker	$36,268	$66,832		—		—	—	—	$103,100
David K. Downes	$82,500	$30,600		—		—	—	—	$113,100
Thomas P. Gerrity	$26	$103,074		—		—	—	—	$103,100
Michael J. Hagan	$46,905	$46,195		—		—	—	—	$93,100
Robert E. Keith, Jr.	$12,481	$44,973	(5)	—		—	—	—	$57,454
Peter K. Miller	$26,786	—		$117,250	(7)	—	—	—	$144,036
Warren V. Musser	$50,000	$30,600		—		—	—	—	$80,600
Philip J. Ringo	$35,022	$65,578		—		—	—	—	$100,600

(1)	The amounts shown exclude cash service fees in lieu of which the director elected to receive DSUs under ICG’s director deferred stock unit program; the value of those DSUs are included in the “Stock Awards” column.

(2)	The amounts shown include cash amounts paid on January 3, 2011 in connection with service fees earned during 2010.

(3)	The amounts shown include DSUs issued on January 3, 2011 in lieu of cash service fees earned during 2010 at the election of the director under ICG’s director deferred stock unit program. Units issued under this program were issued at the fair market value of the Common Stock at the time of the deferral. Giving effect to the DSUs issued on January 3, 2011 for services performed during 2010, as of year-end, the following numbers of DSUs were held by ICG’s non-management directors: (a) 71,771 (67,271 of which were vested) for Mr. Berkman, (b) 48,958 (44,458 of which were vested) for Mr. Decker, (c) 60,098 (55,598 of which were vested) for Mr. Downes, (d) 72,122 (67,622 of which were vested) for Dr. Gerrity, (e) 18,135 (13,635 of which were vested) for Mr. Hagan, (f) 30,500 (26,000 of which were vested) for Mr. Musser and (g) 73,836 (69,336 of which were vested) for Mr. Ringo.

(4)	The amounts shown reflect the grant date fair values of the DSUs granted to non-management directors calculated in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718. The grant date fair value of the DSUs granted to each non-management director on February 26, 2010 was $30,600, and the grant date fair values of the DSUs granted to non-management directors in lieu of service fees earned during 2010 were as follows:

		Grant Date Fair
Name	Date of Grant	Market Value
David J. Berkman	4/1/10	$9,374
	7/1/10	$9,370
	10/1/10	$9,371
	1/3/11	$9,373
Thomas A. Decker	4/1/10	$9,059
	7/1/10	$9,061
	10/1/10	$9,053
	1/3/11	$9,058
Thomas P. Gerrity	4/1/10	$18,118
	7/1/10	$18,123
	10/1/10	$18,117
	1/3/11	$18,116
Michael J. Hagan	4/1/10	$3,898
	7/1/10	$3,903
	10/1/10	$3,902
	1/3/11	$3,892
Robert E. Keith, Jr.	4/1/10	$14,373
Philip J. Ringo	4/1/10	$8,743
	7/1/10	$8,746
	10/1/10	$8,746
	1/3/11	$8,743

(5)	Mr. Keith forfeited his 2010 annual DSU service grant, which was scheduled to vest on February 26, 2011, due to the termination of his service on the Board in June 2010 following his decision not to stand for re-election. The forfeited DSUs had a grant date fair value of $30,600.

(6)	As of December 31, 2010, the following numbers of options to purchase Common Stock held by non-management directors were outstanding and vested: (a) 6,500 for Mr. Berkman, (b) 15,600 for Mr. Decker, (c) 20,900 for Mr. Downes, (d) 6,800 for Dr. Gerrity, (e) 5,000 for Mr. Musser and (f) 6,500 for Mr. Ringo. Additionally, as of December 31, 2009, 25,000 SARs (18,750 of which were vested) were outstanding for Mr. Hagan and 25,000 SARs (none of which were vested) were outstanding for Mr. Miller.

(7)	The amount shown reflects the grant date fair value of the SARs granted to Mr. Miller calculated in accordance with the FASB Accounting Standards Codification Topic 718.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANT
(ITEM 2)
The Audit Committee has selected KPMG LLP as the independent registered public accountant to audit ICG’s consolidated financial statements and the effectiveness of ICG’s internal control over financial reporting for 2011. Although action by ICG’s stockholders on this matter is not required, the Audit Committee and the Board believe it is appropriate to seek stockholder ratification of this selection in light of the role played by the independent registered public accountant in reporting on ICG’s consolidated financial statements and the effectiveness of ICG’s internal control over financial reporting. Ratification of KPMG as the independent registered public accountant requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter. If this appointment is not ratified by ICG’s stockholders, the Audit Committee may reconsider its selection.
One or more representatives of KPMG LLP are expected to attend the Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Audit and Other Fees
During 2009 and 2010, ICG paid the following amounts to KPMG LLP:

Type of Fees	2009	2010
Audit Fees (1)	$887,350	$753,146
Audit-Related Fees (2)	$60,000	$—
Tax Fees (3)	$167,666	$113,094
All Other Fees	$—	$—

(1)	These fees include amounts billed by KPMG LLP for similar services to ICG’s majority-owned subsidiaries and amounts for the audit of the effectiveness of ICG’s internal control over financial reporting.

(2)	These fees include amounts billed by KPMG LLP for assurance and related services rendered to one of ICG’s former majority-owned subsidiaries.

(3)	These fees were for tax compliance and consulting services rendered to ICG and its majority-owned subsidiaries.
The Audit Committee believes that KPMG LLP’s provision of non-audit services is compatible with maintaining KPMG LLP’s independence.
Pre-Approval of Services
The Audit Committee’s policy is to pre-approve the engagement of accountants to render all audit and tax-related services for ICG, as well as any changes to the terms of the engagement. The Audit Committee will also pre-approve all non-audit related services proposed to be provided by ICG’s independent registered public accountant. The Audit Committee reviews the terms of the engagement, a description of the engagement and a budget for the engagement. Requests for services, which must be specific as to the particular services to be provided, are aggregated and submitted to the Audit Committee to be approved either at a meeting of the Audit Committee, through a written consent of the Audit Committee or by a designated member of the Audit Committee. The Audit Committee pre-approved 100% of the total 2010 services provided by KPMG LLP, ICG’s independent registered public accountant.
The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as ICG’s independent registered public accountant.

AUDIT COMMITTEE REPORT
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that ICG specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.
The Audit Committee oversees ICG’s financial reporting process on behalf of the Board. Management of ICG is responsible for ICG’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles. ICG’s independent registered public accountant is responsible for auditing those consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with U.S. generally accepted accounting principles, as well as an opinion on the effectiveness of ICG’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.
The Audit Committee selects the independent registered public accountant to be retained to audit ICG’s consolidated financial statements and the effectiveness of ICG’s internal control over financial reporting, and, once retained, the independent registered public accountant reports directly to the Audit Committee. The Audit Committee consults with and reviews recommendations made by the independent registered public accountant with respect to the consolidated financial statements, financial records and financial controls of ICG and makes recommendations to the Board as it deems appropriate from time to time. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the independent registered public accountant. The Audit Committee is composed of at least three directors who are “independent,” as that term is defined by applicable NASDAQ and SEC rules. The Audit Committee operates under a written charter adopted by the Board. A copy of the Audit Committee’s charter is posted on ICG’s website at http://www.icg.com/investors/corporate-governance/.
The Audit Committee met with management periodically during 2010 to consider the adequacy of ICG’s internal controls and discussed these matters with ICG’s independent registered public accountant, KPMG LLP. The Audit Committee also discussed with senior management ICG’s disclosure controls and procedures and the certifications by ICG’s Chief Executive Officer and Chief Financial Officer, which are required by the SEC under the Sarbanes-Oxley Act of 2002, as amended, for certain of ICG’s filings with the SEC.
In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements in the 2010 Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. The Audit Committee also reviewed Management’s Report on Internal Control Over Financial Reporting with ICG’s management.
The Audit Committee reviewed with the independent registered public accountant, who is responsible for expressing an opinion on the conformity of those consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of ICG’s accounting principles, as well as an opinion on the effectiveness of ICG’s internal control over financial reporting. The Audit Committee discussed with ICG’s independent registered public accountant the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and such other matters as are required to be discussed under auditing standards generally accepted in the United States of America. The Audit Committee received the written disclosures and a letter from ICG’s independent registered public accountant with respect to ICG required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the independent registered public accountant the compatibility of non-audit services with the independent registered public accountant’s independence.

The Audit Committee discussed with ICG’s independent registered public accountant the overall scope and plans for its 2010 audit. The Audit Committee met with the independent registered public accountant, with and without ICG’s management present, to discuss the results of its audit, its evaluation of the effectiveness of ICG’s internal controls and the overall quality of ICG’s financial reporting. The Audit Committee also made itself available to meet separately with ICG’s General Counsel.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Annual Report for the year ended December 31, 2010 that was filed with the SEC.
The Audit Committee has selected the firm of KPMG LLP as independent registered public accountant to audit and report upon ICG’s consolidated financial statements for 2011 and the effectiveness of ICG’s internal control over financial reporting as of December 31, 2011. In making this selection, the Audit Committee has considered whether KPMG LLP’s provision of services other than audit services is compatible with maintaining its independence.
AUDIT COMMITTEE
David K. Downes, Chairman
Thomas A. Decker
Michael J. Hagan
Philip J. Ringo
COMPENSATION COMMITTEE REPORT
The Compensation Committee of ICG has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
COMPENSATION COMMITTEE
David J. Berkman, Chairman
Thomas A. Decker
David K. Downes
Thomas P. Gerrity
COMPENSATION DISCUSSION AND ANALYSIS
ICG’s Compensation Objectives and Philosophy
Like most companies, ICG believes that its management team is one of its most valuable assets and that maintaining a strong pool of executive talent is critical to ICG’s sustained success. Accordingly, ICG’s executive compensation program is, as a basic matter, designed to attract, retain and motivate exceptional executives. ICG also recognizes the importance of having an executive team whose collective interests are aligned with the interests of ICG’s stockholders. ICG’s compensation program is designed to ensure such alignment by tying compensation to the creation of long-term stockholder value and the attainment of appropriate short-term and long-term growth and strategic objectives.
Beginning in late 2009, ICG has adopted, announced and worked to implement a shift in its business strategy, which calls for ICG to devote an increasing proportion of its acquisition capital and other resources towards (and hold an increasing portion of its assets in the form of) majority-owned companies. The continuing evolution of ICG’s business is expected to occur through the disposition of minority interests in certain companies and the acquisition of majority interests in other companies, including companies in which ICG already owns minority stakes. Given the critical importance of ICG’s executives to the implementation of ICG’s business evolution, ICG’s Compensation Committee has worked to design an executive compensation program that will properly incentivize ICG’s executive officers and focus them on the creation of stockholder value as they continue to make the important strategic decisions that will guide the evolution.

The Compensation Committee believes that its goals of retention, incentivization and alignment with stockholders can be best accomplished through a mix of cash, equity compensation and other long-term incentive-based compensation, which, in 2010, consisted primarily of:
•	annual salaries;
•	annual bonuses based upon the achievement of specific business goals; and
•	equity-based compensation.
In addition to these primary components, ICG provides compensation to executive officers through employment agreements and other compensation arrangements, such as the carried interest compensation program described in “Elements of ICG’s Compensation Program—Carried Interest Plan” below. ICG has also adopted stock ownership requirements for its executive officers to further ensure that their interests are aligned with those of our stockholders. These agreements, arrangements and requirements are described in the sections that follow and elsewhere in this proxy statement.
In establishing executive compensation consistent with its “pay-for-performance” philosophy, the Compensation Committee believes it is important to place a substantial percentage of executive officers’ total compensation at risk, with significant upside potential for strong performance and downside exposure for underperformance or excessive risk-taking. The Compensation Committee believes that placing a significant portion of each executive’s compensation in annual performance-based bonuses and equity-based compensation has been an effective tool in focusing executives on the creation of stockholder value. For example, in 2010, based in part on the completion of a significant acquisition transaction and strong operating performance at ICG’s consolidated companies, ICG’s Common Stock price rose from $6.75 at the beginning of the year to $14.25 at the end of the year. The compensation of ICG’s executive officers, through annual performance-based bonuses and equity awards, was reflective of the value generated for the company’s stockholders during 2010.
The Role of the Compensation Committee
The Board has delegated to the Compensation Committee primary responsibility for establishing, overseeing and directing ICG’s executive compensation program and policies, as well as administering ICG’s equity compensation plans. The Compensation Committee consists of four non-employee directors, each of whom satisfies NASDAQ’s independence standards. The Compensation Committee operates under a charter, which sets forth the responsibilities of the Compensation Committee. The charter is available on ICG’s website at http://www.icg.com/investors/corporate-governance/. The Compensation Committee meets as often as necessary and, in any event, at least two times per year to complete its assigned responsibilities. In 2010, the Compensation Committee met nine times.
The Compensation Committee periodically reviews and approves ICG’s ongoing compensation strategy. In accordance with SEC rules, this review includes an annual determination by the Compensation Committee as to whether, in light of the risks relating to ICG’s attraction and retention of talent and the design of compensation programs and arrangements applicable to ICG’s executive officers and other employees, ICG’s then-current compensation policies are reasonably likely to have a material adverse effect on ICG. In February 2010, the committee reviewed these risks and determined that ICG’s then-current compensation policies are not reasonably likely to have a material adverse effect on ICG.
In the beginning of each year, the Compensation Committee establishes corporate goals and objectives in connection with ICG’s performance plan for the upcoming year. After the completion of the year, the Compensation Committee evaluates corporate performance in light of the year’s corporate goals and objectives and determines the extent to which these goals and objectives have been met and, accordingly, the payout (on a percentage basis) under the performance plan. In addition, the Compensation Committee reviews the total compensation package for each of ICG’s executive officers on an annual basis. Tally sheets, which set forth an executive’s historical compensation and benefit information, outstanding equity awards and potential severance payments, are used in connection with this review so that the Compensation Committee can evaluate each executive officer’s compensation as a whole, as opposed to assessing each component of compensation individually. If the Compensation Committee determines that a change in the compensation of an executive officer is warranted, it approves, or recommends that the Board approve, that change in compensation.

The Role of the Compensation Consultant
Under its charter, the Compensation Committee is authorized to engage independent advisors, such as compensation consultants, to elicit information, analysis and advice on matters related to executive compensation. The Compensation Committee is also authorized to approve the fees and other terms of engagements with compensation consultants and to terminate any such engagements in accordance with their respective terms. The Compensation Committee engages compensation consultants in connection with its review of trends in management compensation and models of new compensation programs. These compensation consultants:
•	report directly to the Compensation Committee;
•	periodically participate in the meetings of the Compensation Committee;
•	provide evaluations of the compensation offered by ICG’s peers; and
•	make recommendations to the Compensation Committee regarding executive officer compensation.
The Compensation Committee has, from time to time over the past several years, engaged Radford, an independent compensation consultant, to provide consulting services in connection with ICG’s executive compensation. The Compensation Committee’s engagement of Radford has been motivated generally by the Compensation Committee’s desire to maintain an appropriately competitive executive compensation program. From time to time, Radford advises ICG’s management in connection with the structure and development of compensation programs to be proposed to the Compensation Committee and provides ICG’s management with benchmarking data in connection with the compensation of executives at ICG’s subsidiary companies. Radford does not provide any other services for ICG and does not provide any services for any of ICG’s executive officers or directors.
ICG engaged Radford in connection with the Compensation Committee’s most recent comprehensive review of marketplace and peer benchmarks relating to executive compensation, which occurred in late 2006 and early 2007. Radford conducted an analysis and made recommendations with respect to executive officer cash compensation and provided additional information and analysis relating to the equity grants of ICG’s peer groups. Radford conducted a similar review and provided similar analysis and recommendations with respect to ICG’s director compensation in late 2010 and early 2011. Radford also provided the Compensation Committee with information, analysis and advice in connection with the structure and implementation of ICG’s carried interest program in 2008.
The Role of Management and Other Employees
ICG’s Chief Executive Officer meets with the Compensation Committee and is responsible for evaluating the performance of ICG’s other executive officers and making recommendations to the Compensation Committee with respect to the kinds and amounts of compensation paid to those individuals. These recommendations are based in part on information provided by the compensation consultant and tally sheets for each executive officer that set forth the executive officer’s historical compensation and benefit information, outstanding equity awards and potential severance payments. Senior management is responsible for evaluating and setting compensation with respect to ICG’s non-executive employees. Management also recommends annual bonus goals to the Compensation Committee based on ICG’s strategic initiatives and the financial plans of ICG’s companies.
ICG’s employees, particularly the members of its human resources and legal departments, support the Compensation Committee in its work. They do so by providing the committee with reports, tally sheets and other compensation data and analyses, answering the committee’s inquiries regarding compensation and preparing and revising documentation relating to ICG’s compensation plans, agreements and other arrangements.

Peer Analysis
The Compensation Committee relies on peer benchmarking in setting levels of executive compensation; it recognizes the importance of offering competitive compensation packages in order to attract and retain key executives. Peer companies are selected by the Compensation Committee with input from management and the compensation consultant. Given ICG’s structure as a holding company with interests in many companies, the Compensation Committee has focused on the compensation packages offered by private equity and venture capital firms of the type with which ICG competes for talent with assets comparable to those held by ICG. In evaluating these compensation packages, the Compensation Committee relies on published market surveys and related analyses supplied by the compensation consultant, as well as the personal knowledge of certain Board members who have experience with private equity and venture capital firms.
The Compensation Committee most recently performed a comprehensive peer benchmarking analysis in late 2006 and early 2007. In connection with this review, the Compensation Committee analyzed compensation data provided by Radford with respect to two separate peer groups:
•	a group of seven publicly traded companies, each structured like ICG as a holding company; and
•	a group of privately held companies of the type competing with ICG for talent.
The Compensation Committee considered the following public companies to be ICG peers due to the similarities between their respective holding company structures and ICG’s structure:
•	Allied Capital Corporation;
•	American Capital, Ltd.;
•	Capital Southwest Corporation;
•	CMGI Inc. (currently ModusLink Global Solutions, Inc.);
•	Harris & Harris Group, Inc.;
•	Safeguard; and
•	Rand Capital Corporation.
Radford reviewed executive compensation data extracted from the SEC filings of these public companies and prepared a detailed analysis of this data for the Compensation Committee. In addition, the Compensation Committee looked at the executive compensation data of private companies focused on private equity and venture capital, since ICG typically competes with these types of companies for executive talent. Radford obtained compensation data with respect to these private companies from the following sources and prepared a detailed analysis of this data for the Compensation Committee:
•	the McLagan Partners 2006 Private Equity/Venture Capital Survey of mid-size companies with assets under management of under $1 billion; and
•	the 2006 Private Equity Analyst-Holt Compensation Study of mid-size private equity firms with assets under management of between $300 million and $1 billion.
Radford recommended that, in order to keep ICG’s executive compensation competitive with the marketplace, ICG should offer its executive officers base salaries and total cash compensation between the 50th and 75th percentiles of ICG’s peer comparison groups described above. Consistent with this recommendation, the Compensation Committee generally targets base salaries between the 50th and 75th percentiles of ICG’s peer comparison groups, subject to a number of other factors, as set forth in “Elements of ICG’s Compensation Program—Base Salaries” below.

Elements of ICG’s Compensation Program
In order to attract, retain and motivate exceptional executive officers and to align the interests of its executive officers with ICG’s stockholders, ICG generally compensates its executive officers through a mix of cash, equity compensation and other long-term incentive-based compensation, which, in 2010, consisted primarily of:
•	annual salaries;
•	annual bonuses based upon the achievement of specific business goals; and
•	equity-based compensation.
In addition to these primary components, ICG provides compensation to executive officers through employment agreements and other compensation arrangements, such as the carried interest compensation plan under which ICG’s executive officers remain eligible to receive cash payments in the event of liquidity events or other distributions at certain companies in which ICG acquired equity interests in 2008 and 2009 (the plan is described further in “Elements of ICG’s Compensation Program—Carried Interest Plan” below). ICG has also adopted stock ownership requirements for its executive officers to further ensure that their interests are aligned with those of our stockholders. These agreements, arrangements and requirements are described in the sections that follow and elsewhere in this proxy statement.
Base Salaries
The Compensation Committee aims to set competitive base salaries for its executive officers. Consistent with Radford’s recommendations, the base salaries of ICG’s executive officers have been targeted at a level between the 50th and 75th percentiles of ICG’s peer comparison group. However, peer comparisons are only one factor taken into account by the Compensation Committee in establishing the base salaries of executive officers. The committee also takes into consideration an executive’s skill set, experience and responsibilities within ICG, as well as internal pay equity among ICG executives, in setting base salaries.
The Compensation Committee reviews the base salaries of all executive officers on an annual basis but does not typically adjust salaries annually. In late 2006, Radford studied the compensation being paid to chief executives and other executive officers of the members of ICG’s peer comparison groups identified above. Based in part on Radford’s findings, ICG entered into new employment agreements with Mr. Buckley, Mr. Douglas A. Alexander and Mr. R. Kirk Morgan in 2007. Under these employment agreements, the base salaries of Mr. Buckley, Mr. Alexander and Mr. Morgan were increased to their current levels of $450,000, $450,000 and $275,000, respectively. A more complete description of the respective terms of Mr. Buckley’s, Mr. Alexander’s and Mr. Morgan’s employment agreements is contained in “Employment Agreements” and “Potential Payments Upon Termination or Change of Control” below.
The base salaries of ICG’s executive officers have not increased since 2007, despite a number of amendments to their employment agreements and Mr. Alexander’s promotion to President in 2009.
Bonuses
At the beginning of each year, the Compensation Committee establishes an annual performance plan to motivate ICG’s employees to achieve specified quantitative and qualitative corporate goals. After a recommendation from the Compensation Committee, the performance plan is approved by the full Board. The performance plan sets forth short-term goals designed to focus ICG’s management on quantitative and qualitative achievements that the Compensation Committee believes will ultimately increase stockholder value and to reward employees for performance. The qualitative elements of the performance plan focus on ICG’s achievement of certain strategic objectives that are identified at the beginning of the measurement period.

Most of ICG’s quantitative targets in recent years have been designed to focus the efforts of ICG management on:
•	increasing revenues and improvement of earnings before interest, taxes, depreciation and amortization (“EBITDA”) at ICG’s companies;
•	increasing the net value of ICG’s companies;
•	deploying capital effectively; and
•	generating cash through strategic monetizations of existing assets.
The structure of the quantitative goals of ICG’s 2010 performance plan (as described below), which, in the aggregate, comprised 80% of the total target bonus for 2010, limits the Compensation Committee’s use of discretion in determining achievement of these goals other than with respect to changed circumstances, such as the sale of a partner company during the measurement period, the valuation of an asset by an independent party or a strategic decision regarding the use of capital resulting from unforeseen circumstances. However, because determinations regarding the achievement of qualitative goals, which, in the aggregate, accounted for 20% of the total target bonus in 2010, are somewhat subjective by their nature, a greater opportunity exists for the use of discretion by the Compensation Committee in evaluating performance against these goals.
Prior to 2010, a significant component of each annual performance plan was tied to a performance band with a minimum and maximum revenue and EBITDA performance level for each of its “core” companies. If the core company achieved revenue and/or EBITDA metrics within the established performance band, a portion of the target bonus would have been paid based on the level of revenue and/or EBITDA achieved. In connection with the evolution of ICG’s business strategy, which calls for ICG to devote an increasing proportion of its acquisition capital and other resources towards (and hold an increasing portion of its assets in the form of) majority-owned companies, ICG’s 2010 performance plan includes similar performance bands with respect to:
•	the aggregate revenue and EBITDA of its three “consolidated core” (i.e., majority-owned) companies (GovDelivery Holdings, Inc., ICG Commerce Holdings, Inc. (“ICG Commerce”) and Investor Force Holdings, Inc. (“InvestorForce”)), representing, in the aggregate, 35% of the potential bonus award); and
•	the revenue and EBITDA of each of its then-five “equity core” (i.e., less than majority-owned) companies (Channel Intelligence, Inc., Freeborders, Inc., Metastorm Inc., StarCite, Inc. and WhiteFence, Inc.), representing, in the aggregate, 20% of the potential bonus award.
The Compensation Committee believes strongly that linking an increasingly significant portion of the potential bonus award to the aggregate revenue and EBITDA performance of ICG’s consolidated core companies is consistent with its “pay-for-performance” philosophy because ICG’s stockholders and prospective stockholders are increasingly evaluating the company based on its quarterly performance against aggregate consolidated core company revenue and EBITDA guidance, a trend that is expected to continue as ICG’s business evolves.
The quantitative goals relating to the revenue and EBITDA of ICG’s companies generally relate to financial plans that ICG’s management and the Compensation Committee view as fairly aggressive, such that achievement of the bonus is not intended to be a foregone conclusion. Stated differently, the Compensation Committee has historically established aspirational or “stretch” revenue and EBITDA performance plan goals that do not merely reflect ICG’s expectations with respect to the revenue and EBITDA of its companies. A look at the performance of ICG’s core companies from 2007 to 2009 against both the aggregate core company investor guidance provided by ICG management and the individual core company performance plan goals shows that performance against the investor guidance was notably better than performance against the plan goals. In 2010, by performing in the upper regions of the revenue and EBITDA guidance provided to ICG’s investors, ICG’s consolidated core companies were able to secure 47% out of a targeted 35% bonus payout for their aggregate revenue and EBITDA performance against the performance plan goals. However, despite showing some growth in both revenue and EBITDA in 2010, ICG’s equity core companies (with respect to which ICG no longer issues investor guidance) attained only 10% out of a targeted 20% payout for their individual revenue and EBITDA performance against the plan goals.

In February 2010, the Compensation Committee and the full Board approved ICG’s 2010 performance plan. The potential bonus award under the plan was allocated as follows:
•	20% of the potential bonus was tied to the achievement by ICG’s three consolidated core companies of 25% annual aggregate revenue growth;
•	15% of the potential bonus was tied to the achievement by ICG’s three consolidated core companies of $12.3 million of annual aggregate EBITDA;
•	10% of the potential bonus was tied to the achievement by ICG’s then-five equity core companies of specified annual individual revenue goals;
•	10% of the potential bonus was tied to the achievement by ICG’s then-five equity core companies of specified annual individual EBITDA goals;
•	15% of the potential bonus award was tied to ICG’s acquisition of controlling stakes in two companies;
•	10% of the potential bonus was tied to ICG consummating an aggregate of $50 million of transactions through which it (1) strategically monetizes one or more of its companies and/or (2) issues shares of Common Stock for cash or in connection with one or more acquisitions; and
•	20% of the potential bonus was tied to ICG’s execution against the following qualitative goals: (1) execution of strategic initiatives; (2) improvement in communicating the value of ICG’s underlying assets; (3) enhancement of the ICG brand; (4) development of ICG’s acquisition pipeline; (5) performance and competency of partner company executives; and (6) reaction to unforeseen market and business conditions.
Each of ICG’s equity core companies is a private company that does not regularly disclose its financial goals to the public. ICG believes that if such information were made public, competitive harm would result to these companies (e.g., by providing their competitors with insight into their pricing strategies, margins and financial wherewithal) and to ICG, both directly (e.g., by making it a less attractive acquirer of private businesses and by causing market confusion with respect to aggregate financial guidance) and as a result of the harm to its companies. Moreover, ICG believes that disclosure of its equity core company-specific revenue and EBITDA performance plan targets would not be material to an understanding of ICG’s executive compensation. As noted above, in 2010, 20% of the potential performance plan award was tied to the realization of specified individual revenue and EBITDA goals for ICG’s equity core companies, with revenue goals representing 10% of the award and EBITDA goals representing 10% of the award. Because the 20% overall target for 2010 was comprised of five revenue subtargets and five EBITDA subtargets, no one partner company’s revenue and EBITDA results were material to the determination of ICG’s bonus in 2010. Based on the competitive harm described above and the fact that these individual targets are not material to an investor’s understanding of ICG’s executive compensation policies or decisions, ICG believes it is appropriate to not publicly disclose the specific financial goals of its individual equity core companies.
Under the performance plan, an annual target bonus is established for each ICG executive officer, usually in accordance with the executive officer’s employment agreement; the target bonus is stated as a percentage of the executive officer’s base salary. Consistent with Radford’s recommendation, target bonuses are generally set at a level between the 50th and 75th percentiles of ICG’s peer comparison group. The target bonuses for ICG’s executive officers in 2010, as mandated by their respective employment agreements, ranged from 70% to 150% of base salary, or $192,500 to $675,000. Actual bonus awards can range from 0% to 200% of an individual’s target award; in practice, bonus awards paid to ICG’s executive officers have ranged from 52.5% to 105% of their corresponding target awards. Bonus awards for ICG’s executive officers under ICG’s annual performance plan are tied primarily to ICG’s achievement of the bonus goals; individual performance may, under certain circumstances, also factor into the bonus awards. A meaningful portion of the target cash compensation of ICG’s executive officers is tied to the performance plan. The Compensation Committee believes that this structure is appropriate because it aligns the interests of management and stockholders by rewarding executives for strong annual company performance.
In January 2011, the Compensation Committee evaluated ICG’s 2010 performance to determine the extent to which ICG achieved its 2010 goals (i.e., the extent to which executive officers would be paid relative to their respective target bonuses). The committee declared a bonus for 2010 performance based on 103% achievement of ICG’s goals. This award was comprised as follows (actual amounts paid to each of ICG’s executive officers under the 2010 performance plan are set forth in the “Summary Compensation Table” below):
•	26% out of a targeted 20% with respect to aggregate consolidated core company revenue growth;
•	21% out of a targeted 15% with respect to aggregate consolidated core company EBITDA;

•	5% out of a targeted 10% with respect to equity core company revenue;
•	5% out of a targeted 10% with respect to equity core company EBITDA;
•	15% out of a targeted 15% with respect to ICG’s acquisition of controlling stakes;
•	6% out of a targeted 10% with respect to strategic monetizations/issuance of Common Stock; and
•	25% out of a targeted 20% with respect to ICG’s execution against the qualitative goals.
As indicated above, the 103% payout was achieved in large part based on (1) 27% aggregate revenue growth and improved EBITDA performance at ICG’s consolidated core companies and (2) ICG’s ability to substantially increase its equity stake in ICG Commerce, two events that the Compensation Committee acknowledged likely played a large role in the increase in ICG’s Common Stock price from $6.75 at the beginning of 2010 to $14.25 at the end of 2010. Accordingly, from the Compensation Committee’s perspective, the payout under the 2010 performance plan comported with its “pay-for-performance” philosophy and rewarded executives for value created for ICG’s stockholders under the company’s evolving business strategy.
Equity Grants
The Compensation Committee believes that ICG’s executive officers should focus on building long-term value for ICG’s stockholders and, when operating ICG, should be subject to the same risks and rewards as those stockholders. Thus, under ICG’s compensation program, a significant portion of each executive officer’s compensation has historically consisted of equity awards that are directly linked to the price of ICG’s Common Stock. The Compensation Committee further believes that the alignment of the interests of ICG’s management and its stockholders should be a long-term proposition. Accordingly, the Compensation Committee seeks to have a meaningful portion of ICG’s outstanding equity grants continually held by ICG’s executive officers. This goal is accomplished in part through ICG’s stock ownership guidelines, which are described more fully in “Executive Officer Stock Ownership Guidelines” below.
ICG’s equity grants have taken the form of restricted stock, stock options and SARs. When determining the kind and amount of equity awards to grant, the Compensation Committee has considered the accounting and tax implications of potential awards, as well as the dilutive impact that potential awards would have on ICG’s stockholders. Over time, ICG has shifted from awards of stock options to awards of restricted stock and SARs. The reason for this shift is that ICG has found that, through the granting of restricted stock and SARs, it is able to provide employees with the same or a similar level of economic benefits and incentives as are provided by options, with less dilution to ICG’s stockholders. Furthermore, given its tenet that each executive’s compensation package should have significant upside potential for strong performance and downside exposure for underperformance, as well as its “pay-for-performance” philosophy, the Compensation Committee has indicated a recent preference for equity awards such as SARs, which provide value for recipients only where corresponding value has been created for ICG stockholders.
Equity awards to executive officers have historically been determined by the Compensation Committee following input from an independent compensation consultant and ICG’s management. The Compensation Committee has sought a level of equity award that would provide a long-term incentive that is competitive with the awards granted by ICG’s peers, that would preserve ICG’s internal equity standards and that would serve as a retention tool. Equity awards generally vest over a three-year to four-year period. However, in some instances, vesting could occur upon the achievement of certain company performance objectives.

ICG made substantial equity grants to its executive officers in July 2005. Because these equity grants were viewed by the Compensation Committee as providing significant long-term retentive and motivational value, and because the Compensation Committee intended to deliver a significant amount of long-term value through its carried interest program, ICG did not make any additional equity grants to its executive officers through 2009. In January 2010, the Compensation Committee made equity grants of SARs to ICG’s executive officers to provide additional retentive and motivational value for those individuals. The committee believed that doing so at that time was advisable because:
•	all equity grants held by ICG’s executive officers were fully vested by July 2009;
•	most of the stock options and SARs held by ICG’s executive officers were out of the money as of December 31, 2009;
•	there is a relatively small amount of value ascribed to the carried interest held by ICG’s executive officers, as ICG has deployed only $18.9 million to acquire equity interests held under existing carried interest plans; and
•	any value provided by the carried interest plan would not be liquid for a number of years.
The grants consisted of 355,000 SARs for each of Messrs. Buckley and Alexander and 155,000 SARs for Mr. Morgan. These SARs, which have a base price of $6.70 and are subject to four-year vesting (with 25% of the shares vesting on the first anniversary of the grant date, and the remaining shares vesting in equal monthly portions over the following 36 months), are, as a general matter, designed to incent the executive officers not only to create stockholder value (as was the case in 2010), but to create stockholder value that is sustained over the long term.
As discussed above, ICG is in the process of implementing a shift in its business strategy, which calls for the company to devote an increasing proportion of its acquisition capital and other resources towards (and hold an increasing portion of its assets in the form of) majority-owned companies. The strategy shift contemplates, among other things, the creation of stockholder value through continued access to the cash flows of successful operating companies. Against this backdrop, the Compensation Committee believes that the use of traditional equity awards, such as SARs and restricted stock (particularly restricted stock with performance-based vesting), would be a particularly well-suited compensation tool for ICG’s executive officers, since these awards would allow ICG executives to realize value without a disposition of one of its companies, so long as value has been created for ICG’s stockholders.
Carried Interest Plan
In 2007, the Compensation Committee decided to revisit the long-term compensation component of ICG’s executive compensation program and explored granting long-term compensation to management (similar to that provided to private equity and venture capital professionals) through a carried interest program. Carried interest is a percentage of profits that the management of a fund receives out of the total profits made on investments by the fund. Because payment is tied to the disposition of a portfolio company, which typically occurs many years after an initial investment is made, and because grants of carried interests generally vest over several years, carried interest is designed to act as a long-term incentive and retention tool. Moreover, under existing tax laws, carried interest is taxed at a capital gains rate that is currently much lower than ordinary income rates.
Based in large part on information and analysis (including peer benchmarking information and analysis) provided by Radford, the Compensation Committee designed, and recommended that the Board implement, a carried interest plan that would be used in conjunction with equity grants, such as SARs. The Board approved the carried interest plan, which became effective January 1, 2008. The plan permits the Compensation Committee to award grants to employees in the form of interests in limited partnerships established by ICG to hold partner company interests acquired by ICG in each calendar year.
The principal features of the carried interest plan, which is administered by the Compensation Committee, are as follows:
•	In 2008 and 2009, interests in new companies were acquired through a partnership (one new partnership per year) in which ICG Holdings, Inc., a wholly-owned subsidiary of ICG (“ICG Holdings”), is the general partner, and ICG management participants are limited partners;
•	For each partnership, a carried interest of 15% was allocated to management participants;
•	Carried interest will be paid in connection with a liquidity event or income receipt at any of these companies, subject to ICG Holdings realizing an 8% compounded profit;

•	Rights to receive carried interest will vest over a six-year period, with 50% of a participant’s interest vesting after three years and the remainder vesting in equal portions over the next three years (all carried interest, including vesting carried interest, will be forfeited on a termination for cause);
•	Participants will be deemed vested with respect to liquidity events or income receipts that occur before full vesting is achieved, so long as they are employees at the time of such events; and
•	40% of all gross carried interest distributions will be withheld and retained by each partnership to secure potential “clawback” claims. Upon the liquidation of a partnership, a determination will be made as to whether the aggregate amount of prior distributions made to participants were in excess of 15% of such partnership’s net income; if so, the participants will be required to forfeit previously withheld amounts to the extent of such excess (but will not be required to repay any additional amounts in the event that the withheld amounts are insufficient to cover such excess).
In both 2008 and 2009, the Compensation Committee approved grants to ICG executives in the carried interest plan. Of the 15% of carried interest that was available for allocation to management in 2008 and 2009, 3% of carried interest was allocated to Mr. Buckley, 3% of carried interest was allocated to Mr. Alexander and 0.65% of carried interest was allocated to Mr. Morgan for each of those years. These allocations were based on, among other things, each individual’s skill set, experience and roles and responsibilities with respect to ICG’s acquisition of, and relationship with, its companies. In approving the grants, the Compensation Committee also took into account the other components of each recipient’s compensation package. The Compensation Committee ascribes a relatively small amount of value to the carried interest held by ICG’s executive officers, as ICG deployed only (1) $4.9 million of capital into equity interests held in the 2008 carried interest plan and (2) $14.0 million of capital into equity interests held in the 2009 carried interest plan.
As discussed above, ICG’s ongoing strategy shift contemplates, among other things, the creation of stockholder value through continued access to the cash flows of successful operating companies. The Compensation Committee believes that the use of traditional equity awards, such as SARs and restricted stock (particularly restricted stock with performance-based vesting), would be a particularly well-suited compensation tool for ICG’s executive officers, since these awards would allow ICG executives to realize value without a disposition of one of its companies, so long as value has been created for ICG’s stockholders. Therefore, (1) the carried interest plan was not a part of the compensation packages of ICG’s executive officers in 2010, (2) the carried interest plan is not likely to be a part of executive officer compensation packages in the future and (3) equity grants, particularly equity grants subject to performance-based vesting, will likely be a more prominent component of executive officer compensation packages in the future.
Severance
In order to attract and retain executive talent, ICG generally provides severance benefits to each of its executive officers. These benefits generally consist of a cash payment, continuation of medical benefits, outplacement services and accelerated vesting on a portion of equity awards in the event that the executive officer is terminated without cause or, in some cases, resigns for good reason and executes a release in favor of ICG. Any severance benefits associated with a company change in control are based on a “double trigger,” such that benefits are paid only in the event that the executive is terminated without cause or, in some cases, resigns for good reason in connection with a change in control. In addition, vesting acceleration benefits will apply to equity awards granted after June 17, 2009 only to the extent that such a double trigger occurs. A detailed discussion of the severance benefits payable to ICG’s executive officers is set forth in “Potential Payments Upon Termination or Change of Control” below.

Retirement Plans
ICG maintains a tax-qualified 401(k) plan for its employees. All employees are eligible to participate in this plan. ICG also has a matching program under which the company matches 100% of the amount contributed by each employee, subject to four-year vesting and an annual cap equal to the statutory maximum contribution for each employee, which for 2010 and 2011 is $16,500 (plus an additional $5,500 for catch-up contributions for employees age 50 or older).
ICG does not provide any pension or other retirement benefits to its executive officers.
Other Compensation
ICG provides its executive officers with medical, dental, vision, long-term disability and term life insurance benefits. These benefits are the same as those provided to all full-time employees, except that executive officers and their spouses are provided with certain additional medical services of up to $8,000 annually and a portable supplemental long-term disability policy. ICG does not provide its executive officers with any other perquisites.
Equity Awards Practices
Grants of equity awards are typically made by the Compensation Committee or the full Board at regularly scheduled meetings. Neither the full Board nor the Compensation Committee has delegated any authority to management with respect to the approval of the grants of equity awards. ICG has priced all of its stock options and SARs based on the “fair market value” of ICG’s Common Stock, as such term was defined in ICG’s equity compensation plans, on the date of the grant. Since 2007, the fair market value of ICG’s Common Stock has been defined as the closing price of ICG’s Common Stock on the date of grant (or the closing price of the next trading day if there are no trades in ICG’s stock on the date of grant).
The Compensation Committee has enacted a formal equity award grant policy, which provides that:
•	equity grants may be made only by the full Board or the Compensation Committee at a meeting at which minutes are taken, and those minutes must set forth the details of such grants;
•	the exercise price of the equity grants, if applicable, must equal the fair market value on the date of the grant; and
•	equity grants may not be made during any period in which ICG is in possession of material non-public information.
Executive Officer Stock Ownership Guidelines
ICG believes that it is important for its executive officers to retain a meaningful portion of their equity awards so that ICG’s executives’ interests remain aligned with its stockholders’ interests over time. Accordingly, the Board has established stock ownership guidelines for ICG’s executive officers. Under these guidelines, they must hold, until the termination of such executive officer’s employment, the lesser of:
•	Common Stock valued at 300% of the executive’s annual base salary in the case of Mr. Buckley, Common Stock valued at 150% of the executive’s annual base salary in the case of Mr. Alexander, and Common Stock valued at 40% of the executive’s annual base salary in the case of Mr. Morgan; and
•	Forty percent of all restricted stock awards that vest after July 2005 (or, in the case of Mr. Morgan, 40% of all restricted stock awards that vest after February 2006).
ICG’s executive officers certify on an annual basis that they are in compliance with the stock ownership guidelines. To ICG’s knowledge, all of its executive officers are currently in compliance with the guidelines.

Compensation Clawback Policy
In April 2010, ICG adopted a Compensation Clawback Policy under which the Board may, in its discretion, recoup (in whole or in part) any future performance-based bonus or other incentive-based compensation paid to any ICG executive officer to the extent that the bonus or compensation is based upon financial results that were impacted by that executive officer’s fraud or intentional misconduct.
Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code prohibits public companies from taking a tax deduction for compensation in excess of $1,000,000 paid to their executive officers unless certain procedural requirements are met. The Compensation Committee considers the deductibility of compensation in making determinations regarding compensation. However, the committee believes that it is in the best interests of ICG and its stockholders that ICG retain the flexibility to enter into compensation plans, agreements and other arrangements that may result in non-deductible compensation expenses. Accordingly, the Compensation Committee has, from time-to-time, approved elements of compensation for ICG executive officers that were consistent with its compensation objectives but were not fully deductible as compensation expenses. In 2010, all of the compensation paid to ICG’s executive officers was deductible for federal income tax purposes.
EXECUTIVE OFFICERS
The current executive officers of ICG are as follows:
Douglas A. Alexander, President. Mr. Alexander assumed the role of President of ICG in January 2009. He joined ICG as Managing Director in September 1997 and continued in that capacity until December 2002. From January 2003 to October 2003, Mr. Alexander was the Chief Executive Officer of Traffic.com, Inc. He returned to ICG as Managing Director, Operations in October 2003 and served in that capacity until he was promoted to President in January 2009. Prior to joining ICG, in 1989 Mr. Alexander co-founded Reality Online, a financial planning tools and online services company aimed at the individual investor. Age: 50.
Walter W. Buckley, III, Chief Executive Officer and Chairman of the Board. Mr. Buckley is described above as a nominee for Class III director.
R. Kirk Morgan, Chief Financial Officer. Mr. Morgan joined ICG in March 1999 and has held several positions in the finance department. In 2006, Mr. Morgan assumed the role of Chief Financial Officer. Prior to joining ICG in 1999, Mr. Morgan was a member of the middle market and growing company audit practice at PricewaterhouseCoopers, LLP. Age: 44.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information regarding compensation paid or accrued for the benefit of each of ICG’s executive officers for the years ended December 31, 2010, 2009 and 2008:

							Change in
							Pension
							Value and
							Non-
						Non-Equity	Qualified
						Incentive	Deferred
					SAR/	Plan	Compen-	All
				Stock	Option	Compen-	sation	Other
Name and Principal		Salary	Bonus	Awards	Awards	sation	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($) (1)	($) (2) (3)	($)	($) (4)	($)
Walter W. Buckley, III	2010	$450,000	—	—	$1,395,150	$695,250	—	$46,625	$2,587,025
Chairman of the Board/	2009	$450,000	—	—	—	$496,125	—	$38,311	$984,436
Chief Executive Officer	2008	$450,000	—	—	—	$374,375	—	$34,220	$858,595
R. Kirk Morgan	2010	$275,000	—	—	$609,150	$198,275	—	$37,093	$1,119,518
Chief Financial Officer	2009	$275,000	—	—	—	$141,488	—	$36,868	$453,356
	2008	$275,000	—	—	—	$113,563	—	$33,184	$421,747
Douglas A. Alexander	2010	$450,000	—	—	$1,395,150	$695,250	—	$40,331	$2,580,731
President	2009	$450,000	—	—	—	$496,125	—	$48,003	$994,128
	2008	$450,000	—	—	—	$374,375	—	$34,712	$859,087

(1)	The amount shown for each executive officer reflects the grant date fair value of the SARs granted to that executive officer on January 11, 2010 calculated in accordance with the FASB Accounting Standards Codification Topic 718.

(2)	The amounts for each specified year include amounts paid in the following year under ICG’s performance plans for individual and company performance during the specified year.

(3)	The amounts for 2009 reflect a voluntary, one-time 30% advance reduction in each executive officer’s target bonus under ICG’s 2009 performance plan.

(4)	The amounts shown reflect medical, dental, vision, long-term disability and term life insurance premiums and expenses paid by ICG, as well as ICG’s 401(k) employer matching contribution and adoption assistance benefits.
Employment Agreements
The terms of employment of each of ICG’s executive officers, Mr. Buckley, Mr. Morgan and Mr. Alexander, are set forth in separate written employment agreements.
Mr. Buckley’s and Mr. Alexander’s employment agreements, which are substantially identical in form, contain the following principal terms:
•	a current term extending through December 31, 2011, subject to continual automatic one-year renewal periods;
•	an annual base salary of $450,000, subject to annual increases;
•	an annual target bonus of 150% of base salary;

•	the executive’s participation in ICG’s welfare and retirement plans, as well as ICG’s short-term and long-term equity incentive programs established for senior level executives generally, at levels at least commensurate with the benefits provided to other senior executives and with adjustments appropriate for the executive’s respective position; and
•	the payment, subject to specified qualifications and conditions, of a series of benefits to the executive in the event that his employment is terminated without cause or he resigns for good reason under certain circumstances, including in connection with a change of control of ICG (for a description of the severance benefits contained in Mr. Buckley’s and Mr. Alexander’s employment agreements, see “Potential Payments Upon Termination or Change in Control” below).
Mr. Morgan’s employment agreement contains the following principal terms:
•	a current term extending through December 31, 2011;
•	an annual base salary of $275,000;
•	an annual target bonus of 70% of base salary; and
•	the payment, subject to specified qualifications and conditions, of a series of benefits upon specified terminations of employment without cause prior to December 31, 2011 (for a more detailed description of the severance benefits contained in Mr. Morgan’s employment agreement, see “Potential Payments Upon Termination or Change in Control” below).
Plan-Based Awards
The following table provides information regarding plan-based awards granted to ICG’s executive officers in 2010:

								All Other	All Other		Grant
								Stock	Option	Exercise	Date Fair
		Estimated Future Payouts			Estimated Future Payouts			Awards: #	Awards: #	or Base	Value of
		Under Non-Equity			Under Equity			of Shares	of Securities	Price of	Stock and
		Incentive Plans (1)			Incentive Plans			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#)	(#) (2)	($/Sh)	($) (3)
Walter W. Buckley, III	1/11/2010	—	—	—	—	—	—	—	355,000	$6.70	$1,395,150
	02/26/2010	$0	$675,000	$1,350,000	—	—	—	—	—	—	—
R. Kirk Morgan	1/11/2010	—	—	—	—	—	—	—	155,000	$6.70	$609,150
	02/26/2010	$0	$192,500	$385,000	—	—	—	—	—	—	—
Douglas A. Alexander	1/11/2010	—	—	—	—	—	—	—	355,000	$6.70	$1,395,150
	02/26/2010	$0	$675,000	$1,350,000	—	—	—	—	—	—	—

(1)	Each of the grants made to executive officers in 2010 under non-equity incentive plans was made under ICG’s 2010 performance plan, which is described in “Compensation Discussion and Analysis—Bonuses” above. The actual amounts paid to each of ICG’s executive officers under ICG’s 2010 performance plan are set forth in the “Summary Compensation Table” above.

(2)	The amounts below represent the number of SARs granted to each executive officer on January 11, 2010 under ICG’s Third Amended and Restated 2005 Omnibus Equity Compensation Plan (the “Omnibus Equity Plan”).

(3)	The amount shown for each executive officer reflects the grant date fair value of the SARs granted to that executive officer on January 11, 2010 calculated in accordance with the FASB Accounting Standards Codification Topic 718.

Outstanding Equity Awards
The following table provides information regarding outstanding equity awards held by each of ICG’s executive officers as of December 31, 2010:

	Option/SAR Awards					Stock Awards
									Equity
			Equity					Equity	Incentive Plan
			Incentive Plan					Incentive Plan	Awards:
			Awards:					Awards:	Market or
	Number of	Number of	Number of					Number of	Payout Value
	Securities	Securities	Securities			Number of		Unearned	of Unearned
	Underlying	Underlying	Underlying			Shares or	Market Value	Shares, Units	Shares, Units
	Unexercised	Unexercised	Unexercised	Option/		Units of	of Shares or	or Other	or Other
	Options/	Options/	Unearned	SAR	Option/SAR	Stock That	Units of Stock	Rights That	Rights That
	SARs (#)	SARs (#)	Options/	Exercise	Expiration	Have Not	That Have	Have Not	Have Not
Name	Exercisable (1)	Unexercisable (2)	SARs (#)	Price ($)	Date (2)	Vested (#)	Not Vested ($)	Vested (#)	Vested ($)
Walter W. Buckley, III	18,750	—	—	$41.80	4/23/2011	—	—	—	—
	18,750	—	—	$28.20	7/25/2011	—	—	—	—
	100,000	—	—	$4.59	10/23/2012	—	—	—	—
	616,000	—	—	$7.34	7/22/2015	—	—	—	—
	—	355,000	—	$6.70	1/11/2020	—	—	—	—
R. Kirk Morgan	2,500	—	—	$41.80	4/23/2011	—	—	—	—
	2,500	—	—	$28.20	7/25/2011	—	—	—	—
	12,483	—	—	$8.98	12/10/2012	—	—	—	—
	133,110	—	—	$7.34	7/22/2015	—	—	—	—
	—	155,000	—	$6.70	1/11/2020	—	—	—	—
Douglas A. Alexander	497,000	—	—	$7.34	7/22/2015	—	—	—	—
	—	355,000	—	$6.70	1/11/2020	—	—	—	—

(1)	18,750 stock options held by Mr. Buckley and 2,500 stock options held by Mr. Morgan were not exercised and, accordingly, expired under their terms on April 23, 2011.

(2)	The SARs granted to each executive officer on January 11, 2010 vest as follows: (a) 88,750 SARs vested in January 2011 and 7,396 SARs will vest each month thereafter through January 2014 for Messrs. Buckley and Alexander and (b) 38,750 SARs vested in January 2011 and 3,230 SARs will vest each month thereafter through January 2014 for Mr. Morgan.
Option Exercises and Stock Vested
The following table provides information regarding SARs exercised by ICG’s executive officers during the year ended December 31, 2010 (there was no vesting of restricted stock, options, SARs or any other equity awards held by ICG’s executive officers during 2010):

	SAR/Option Awards			Stock Awards
	Number of Shares	Value Realized on		Number of Shares	Value Realized on
	Acquired on Exercise	Exercise		Acquired on Vesting	Vesting
Name	(#)	($)		(#)	($)
Walter W. Buckley, III	—	—		—	—
R. Kirk Morgan	38,890	$229,451	(1)	—	—
Douglas A. Alexander	—	—		—	—

(1)	The amount shown reflects the difference between (a) the fair market value (i.e., the NASDAQ closing price) of the Common Stock underlying the 38,890 SARs exercised by Mr. Morgan on November 10, 2010 ($13.24) and (b) the base price of those SARs ($7.34). The exercise entitled Mr. Morgan to 17,330 shares of Common Stock, 5,130 of which were withheld to satisfy the minimum required tax withholding obligations.

Potential Payments Upon Termination or Change in Control
Walter W. Buckley, III and Douglas A. Alexander
Under their respective employment agreements, each of Mr. Buckley and Mr. Alexander is entitled to receive certain benefits in the event that his employment is terminated without cause or that he resigns for good reason, including in connection with a change of control of ICG.
Mr. Buckley’s agreement defines “cause” as a determination by the Board that Mr. Buckley:
•	has been convicted of, or pled nolo contendere to, a felony;
•	intentionally and continually refuses to perform any reasonable and lawful directive of the Board for a period of at least 30 days following notice from the Board of a failure to perform that directive; or
•	has breached, and continues to breach following 30 days’ notice from the Board of that breach, non-competition, non-solicitation, confidentiality and invention assignment covenants contained in his employment agreement.
Mr. Alexander’s agreement defines “cause” as a determination by the Board that Mr. Alexander:
•	has been convicted of, or pled nolo contendere to, a felony;
•	intentionally and continually refuses to perform any reasonable and lawful directive of the Chief Executive Officer for a period of at least 30 days following notice from the Chief Executive Officer of a failure to perform that directive; or
•	has breached, and continues to breach following 30 days’ notice from the Chief Executive Officer of that breach, non-competition, non-solicitation, confidentiality and invention assignment covenants contained in his employment agreement.
Each agreement defines “good reason,” absent a change of control, as the occurrence of any of the following events or conditions (subject, in some cases, to limited exceptions) events or conditions for a period of at least 30 days following notice from the executive, within 90 days of the initial occurrence of any of those events or conditions, that any of those events or conditions exist:
•	any material diminution in his base annual salary, other than generally applicable reductions in management salaries of less than 20%;
•	any material diminution of his responsibilities;
•	any material diminution in his reporting relationship; and
•	any material breach by ICG of his employment agreement.
Each agreement defines “change of control” as the occurrence of any of the following:
•	any person or entity that is not a majority-owned subsidiary of ICG and is not a parent of ICG that is subject to majority voting control by ICG’s stockholders (each, a “Non-ICG Entity”) becoming the beneficial owner of a majority of the voting power of ICG’s outstanding securities;
•	the successful completion of a tender offer for a majority of the voting power of ICG’s then-outstanding securities;
•	the consummation of (1) a merger, consolidation or reorganization of ICG following which ICG’s stockholders prior to the transaction will cease to own 50% of ICG’s voting shares, (2) a sale or disposition of all or substantially all of ICG’s assets to a Non-ICG Entity or (3) a liquidation or dissolution of ICG; and
•	the majority of the members of the Board as of the effective date of the agreement (or directors approved by that majority) ceasing to be members of the Board.

Each agreement defines “good reason after a change of control” as the occurrence of any of the following events or conditions (subject, in some cases, to limited exceptions) for a period of at least 30 days following notice from the executive, within 90 days of the initial occurrence of any of those events or conditions, that any of those events or conditions exist:
•	any material diminution in his base salary;
•	any material diminution of his responsibilities;
•	any material diminution in his reporting relationship;
•	any material breach by ICG of his employment agreement;
•	the establishment of a target annual bonus for him that is materially less than that in effect for the preceding year;
•	ICG’s becoming a subsidiary of a corporation that is a Non-ICG Entity, unless the ultimate parent entity of that Non-ICG Entity assumes his employment agreement and appoints him to a position at the ultimate parent entity substantially similar to his position at ICG; and
•	ICG’s requiring him to be based at a location that is not within 50 miles of Philadelphia, Pennsylvania.
If Mr. Buckley or Mr. Alexander is terminated without cause at any time other than during the six-month period before, or the 24-month period following, a company change of control, or if Mr. Buckley or Mr. Alexander resigns for good reason at any time other than during the 24-month period following a company change of control, he will be entitled to:
•	a lump sum payment within 60 days of his termination date of 1.5 times the sum of his annual base salary plus target bonus;
•	payment, at the same time of payment of bonuses to ICG’s other executives (which payment must occur between January 1 and March 15 of the year following his termination), of a prorated bonus for the year in which termination occurs;
•	acceleration of vesting of all options, SARs and restricted stock granted to him on or prior to June 17, 2009 under ICG’s equity compensation plans that were scheduled to vest during the 18-month period following his termination;
•	continuation of medical benefits until the earlier to occur of (1) 18 months after his termination and (2) his eligibility for benefits under another employer’s or his spouse’s employer’s plan; and
•	outplacement assistance of up to $40,000.
If payment of the lump sum referenced in the first bullet point of the previous paragraph would subject Mr. Buckley or Mr. Alexander to taxation under Section 409A of the Internal Revenue Code of 1986 (as such may be amended from time to time, “Section 409A”), the lump sum payment will be deferred and paid to such executive in a lump sum six months following his termination.
If either Mr. Buckley or Mr. Alexander is terminated without cause during the six-month period before, or the 24-month period following, a company change of control, or if either executive resigns for good reason during the 24-month period following a company change of control, he will be entitled to:
•	a lump sum payment within 60 days of his termination date of two times the sum of his annual base salary plus target bonus;
•	payment, at the same time of payment of bonuses to ICG’s other executives (which payment must occur between January 1 and March 15 of the year following his termination), of a prorated bonus for the year in which his termination occurs;
•	acceleration of vesting of all options, SARs and restricted stock granted to him under ICG’s stock option plans;
•	continuation of his medical benefits until the earlier to occur of (1) two years after his termination and (2) his eligibility for benefits under another employer’s or his spouse’s employer’s plan; and
•	outplacement assistance of up to $40,000.

If payment of the lump sum referenced in the first bullet point of the previous paragraph would subject Mr. Buckley or Mr. Alexander to taxation under Section 409A, the lump sum payment will be deferred and paid to the executive in a lump sum six months following his termination. The first 18 months of the medical benefits referenced in the fourth bullet point of the previous paragraph, if payable, will be paid on a monthly basis, and the last six months of those medical payments, if payable, will be paid in a lump sum within 30 days of the end of the 18-month period following the executive’s termination.
The carried interest awarded to Messrs. Buckley and Alexander under ICG’s carried interest plan is subject to the same vesting acceleration as is described in this subsection with respect to Mr. Buckley’s and Mr. Alexander’s options, SARs and restricted stock.
The benefits outlined above are expressly contingent upon Mr. Buckley or Mr. Alexander, as applicable, executing and not revoking or breaching a general release, as well as such executive’s continued adherence to the non-competition, non-solicitation, confidentiality and invention assignment covenants contained in his employment agreement.
Under the employment agreements, each of Mr. Buckley and Mr. Alexander will be permitted to exercise his vested stock options and SARs for a period of 90 days following his resignation without good reason. Following his termination without cause or his resignation for good reason, each executive will be permitted to exercise his vested stock options and SARs for a period ending on the earlier to occur of:
•	24 months after termination of his employment; and
•	12 months after the price of ICG’s Common Stock is maintained at a minimum closing price of $16 per share for 20 consecutive trading days, subject to adjustment for stock splits and similar events.
Each of Mr. Buckley and Mr. Alexander (or their respective estates) will be permitted to exercise his vested stock options for three years following a termination due to his death or disability and his SARs for one year following a termination due to his death or disability. Neither executive will be permitted to exercise any of his stock options or SARs upon his termination for cause.
R. Kirk Morgan
Mr. Morgan’s employment agreement provides that he will be entitled to receive certain benefits should his employment be terminated without cause. The agreement defines “cause” as any finding by the Compensation Committee that Mr. Morgan:
•	has breached his employment, service, non-competition, non-solicitation or other similar contract with ICG;
•	has been engaged in disloyalty to ICG, including, without limitation, fraud, embezzlement, theft, commission of a felony or dishonesty, in the course of his employment or service;
•	has disclosed trade secrets or confidential information of ICG to a party not entitled to receive that information; or
•	has entered into competition with ICG.

If Mr. Morgan is terminated without cause prior to December 31, 2011, he will be entitled to the following benefits:
•	payment, following his termination, of a lump sum amount equal to 12 months of his base salary plus target bonus at the rate existing at termination of his employment;
•	payment, at the same time as other employees, of a prorated bonus for service through his termination date based on individual performance and company performance for that period as determined by the Board;
•	continuation of medical and dental insurance until the earlier to occur of (1) 12 months after termination of his employment and (2) his eligibility for benefits under another employer’s or his spouse’s employer’s plan;
•	provision of executive outplacement services until the earlier to occur of (1) 12 months after termination of his employment and (2) his employment with a subsequent employer; and
•	a recommendation to the Compensation Committee that his equity grants made on or prior to June 17, 2009 be subject to the more valuable of (1) credit for an additional 12 months of service or (2) application of the terms of the relevant equity grant, in each case with the exercise period of vested equity grants extended, subject to the limitations of Section 409A, to the earlier to occur of (a) 24 months after termination of his employment and (b) 12 months after the price of ICG’s Common Stock is maintained at a minimum closing price of $16 per share for 20 consecutive trading days, subject to adjustment for stock splits and similar events.
If payment of the lump sum referenced in the first bullet point of the previous paragraph would subject Mr. Morgan to taxation under Section 409A, the lump sum payment will be deferred and paid to Mr. Morgan in a lump sum six months following his termination.
Additionally, under the agreement, in the event of an involuntary termination of Mr. Morgan upon a change in control of ICG, Mr. Morgan will receive:
•	100% acceleration of all of his equity grants; and
•	subject to the limitations of Section 409A, the term to exercise any equity grant will be extended to the remaining grant term.
The carried interest awarded to Mr. Morgan under ICG’s carried interest plan is subject to the same vesting acceleration as is described in this subsection with respect to Mr. Morgan’s equity grants.
Mr. Morgan will be permitted to exercise his vested stock options and SARs for a period of 90 days following his resignation. Following his termination without cause absent a change in control, Mr. Morgan will, subject to the limitations of Section 409A, be permitted to exercise his vested stock options and SARs until the earlier to occur of:
•	24 months after termination of his employment; and
•	12 months after the price of ICG’s Common Stock is maintained at a minimum closing price of $16 per share for 20 consecutive trading days, subject to adjustment for stock splits and similar events.
Following his termination without cause following a change in control, Mr. Morgan will, subject to the limitations of Section 409A, be permitted to exercise his vested stock options and SARs until the expiration of the remaining grant term. Mr. Morgan (or his estate) will be permitted to exercise his vested stock options for three years following a termination due to his death or disability and his SARs for one year following a termination due to his death or disability. Mr. Morgan will not be permitted to exercise any of his stock options or SARs upon his termination for cause.
The benefits outlined above are expressly contingent upon Mr. Morgan executing and not rescinding or breaching a general release in a form acceptable to ICG.

Summary of Potential Payments to Executive Officers
The following table contains information regarding the payments and benefits to which ICG’s executive officers would be entitled upon the occurrence of the circumstances set forth in the leftmost column of the table:

					Value of
					Accelerated	Value of
					Equity and	Accelerated
	Cash		Medical	Outplacement	Performance	Carried
Name/Circumstances of Termination	Severance	Bonus	Continuation	Services	Awards	Interest
Walter W. Buckley, III
Without Cause or for Good Reason Absent a Change in Control	$1,687,500	$675,000	$27,775	$40,000	$0	$0
Without Cause or for Good Reason in Connection with a Change in Control	$2,250,000	$675,000	$33,613	$40,000	$2,680,250	$0
R. Kirk Morgan
Without Cause Absent a Change in Control	$467,500	$192,500	$15,131	$30,000	$0	$0
Without Cause in Connection with a Change in Control	$467,500	$192,500	$15,131	$30,000	$1,132,500	$0
Douglas A. Alexander
Without Cause or for Good Reason Absent a Change in Control	$1,687,500	$675,000	$27,775	$40,000	$0	$0
Without Cause or for Good Reason in Connection with a Change in Control	$2,250,000	$675,000	$33,613	$40,000	$2,680,250	$0
This table has been prepared based upon the following assumptions:
•	each executive officer was terminated on December 31, 2010 (at which time the closing price of ICG’s Common Stock was $14.25);
•	each executive officer received 100% of his target bonus in 2010;
•	none of the executive officers will have been employed by another employer prior to December 31, 2012;
•	none of the executive officers will be eligible to participate in a spouse’s medical or dental plan prior to December 31, 2012;
•	the cost to ICG of providing medical continuation benefits will be the same in 2012 as it is in 2011; and
•	none of the executive officers had any accrued vacation time on December 31, 2010.
ADVISORY VOTE REGARDING
EXECUTIVE OFFICER COMPENSATION
(ITEM 3)
In accordance with the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), ICG’s stockholders are being asked to indicate their support, on an advisory basis, for ICG’s executive officer compensation, as described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement. This vote, commonly known as a “say-on-pay” vote, is not intended to address any specific item of compensation but rather the overall compensation of ICG’s executive officers and the philosophy, policies and practices described in this proxy statement.
The say-on-pay vote is advisory and, therefore, is not binding on ICG, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of ICG’s stockholders. Therefore, in the event that there is any significant vote against the executive officer compensation as described in this proxy statement, ICG will consult with stockholders and consider stockholders’ concerns, and the Compensation Committee and/or the Board will evaluate whether any actions are necessary to address those concerns.

As described in detail in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee designs its executive compensation program to:
•	provide competitive compensation to attract, retain and motivate exceptional executives; and
•	align the collective interests of ICG’s executives with the interests of ICG’s stockholders by tying compensation to the creation of long-term stockholder value and the attainment of appropriate short-term and long-term growth and strategy objectives.
The Compensation Committee also espouses a “pay-for-performance” philosophy and seeks to place a substantial percentage of executive officers’ total compensation at risk, with significant upside potential for strong performance and downside exposure for underperformance or excessive risk-taking. The Compensation Committee reviews executive compensation annually to ensure that it continues to be tailored to achieve the committee’s desired goals.
In 2010, the primary components of ICG’s executive compensation program were cash salaries, cash bonuses and SAR equity grants. The Board believes that each of these components furthered the interests of ICG’s stockholders and adhered to the Compensation Committee’s stated goals and “pay-for-performance” philosophy, as follows:
•	cash salaries, which have not increased since 2007, provided relatively competitive base compensation for executive officers;
•	cash bonuses rewarded executive officers for their respective roles in the completion of a significant acquisition transaction and strong operating performance at ICG’s consolidated companies, events that the Board believes were critical to the continuing evolution of ICG’s business strategy; and
•	the SAR grants to executive officers (the first equity grants to executive officers since 2005) will allow the executive officers to share in the value generated for the company’s stockholders during 2010, so long as that value is sustained over the long term.
ICG’s stockholders are encouraged to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement, as well as the compensation tables contained therein, in order to better understand the compensation of ICG’s executive officers and the philosophy, policies and practices that the Compensation Committee uses to determine that compensation.
The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation of ICG’s executive officers, as such is described in “Compensation Discussion and Analysis” and “Executive Compensation” above.
ADVISORY VOTE REGARDING FREQUENCY OF
EXECUTIVE OFFICER COMPENSATION ADVISORY VOTE
(ITEM 4)
In accordance with the Dodd-Frank Act, ICG’s stockholders are being asked, on an advisory basis, whether future advisory votes regarding the compensation of ICG’s executive officers (i.e., under Item 3 above) should take place every year, every two years or every three years.

The Board asks each of ICG’s stockholders to cast an advisory vote in favor of future executive compensation advisory votes being held every three years (triennially). The Board believes, for the following reasons, that a triennial vote is best suited for ICG:
•	ICG’s executive compensation program is designed to foster long-term value creation, and a triennial vote will allow stockholders to better judge ICG’s executive compensation program relative to its long-term performance. As described throughout this proxy statement, one of the basic goals of ICG’s executive compensation program is to ensure that management’s interests are aligned with stockholder interests. Accordingly, the equity awards that ICG grants to its executive officers have multi-year vesting periods to encourage those executive officers to focus on long-term performance and value creation, and the company’s annual bonus awards are based in part on the execution of strategic goals that are designed to build long-term value.
•	Although the Compensation Committee reviews ICG’s executive compensation annually to ensure that it continues to be tailored to achieve the committee’s desired goals, the fundamental strategy and principal components of ICG’s executive compensation program have been essentially unchanged for many years. For example, the salaries of ICG’s executive officers have not increased since 2007, and the basic structure of ICG’s annual performance plan, including the general mix of quantitative and qualitative goals, has been consistent over the past several years. Over the past several years, ICG has established a record of fair and reasonable pay practices, as well as paying for performance and aligning executives’ interests with those of stockholders, and the Compensation Committee does not presently have any plans to make any significant modifications to the basic structure of ICG’s executive compensation program.
•	ICG management meets periodically with its major stockholders to understand their views of company strategy, performance and compensation practices and will continue to engage with its stockholders between future advisory votes with respect to executive compensation. ICG believes that this type of outreach to stockholders, together with stockholders’ ability to contact ICG at any time to express specific views on executive compensation, hold the company accountable and reduce the need for, and value of, more frequent advisory votes on executive compensation.
The frequency vote is advisory and, therefore, is not binding on ICG, the Compensation Committee or the Board. However, the Compensation Committee and/or the Board will give the outcome of the frequency vote significant weight when setting the frequency of future advisory votes with respect to executive compensation.
The Board of Directors recommends a vote FOR future advisory votes regarding the compensation of ICG’s executive officers to be held once every three years.
AMENDMENT OF CERTIFICATE OF INCORPORATION
TO CHANGE CORPORATE NAME
(ITEM 5)
In 2010, ICG adopted a new corporate logo and launched a corporate rebranding program under which the company, through its management team and others, began to refer to itself to actual and potential investors, business partners and the general public primarily as “ICG” rather than “Internet Capital Group.” The company is, however, required to continue to use its formal name of “Internet Capital Group, Inc.” in its filings with the SEC, press releases and other formal public communications. ICG management believes that the use of the “Internet Capital Group, Inc.” name (which is specified in ICG’s Charter) alongside the preferred “ICG” name may, over the long term, create confusion in the marketplace, thereby undermining ICG’s corporate marketing efforts.
Given the fact that ICG’s obligations to publicly use its formal corporate name will continue into the foreseeable future, ICG management and the Board agreed that it would be in the best interests of ICG and its stockholders for the company to change its corporate name to be more like and/or compatible with “ICG.” Accordingly, on April 15, 2011, the Board adopted, subject to stockholder approval, the Third Amendment of the Charter substantially in the form attached to this proxy statement as Appendix A, which changes ICG’s formal corporate name from “Internet Capital Group, Inc.” to “ICG Group, Inc.” The affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting is required for the approval of the amendment. If the amendment is approved at the Annual Meeting, ICG would file the amendment with the Delaware Secretary of State promptly following the Annual Meeting, and the amendment to the Charter would become effective upon the Delaware Secretary of State’s acceptance of that filing.
The Board of Directors recommends a vote FOR the amendment of ICG’s Certificate of Incorporation to change ICG’s corporate name to “ICG Group, Inc.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS, DIRECTORS AND EXECUTIVE OFFICERS
Summary Beneficial Ownership Table
The following table sets forth information with respect to shares of Common Stock beneficially owned by (1) each person or group that is known to ICG to be the beneficial owner of more than 5% of the outstanding Common Stock, (2) each director, director nominee and executive officer of ICG and (3) all directors and executive officers of ICG as a group. Unless otherwise specified, the information is as of February 1, 2011. Unless otherwise noted, the address of each person below is Internet Capital Group, Inc., c/o Secretary, 690 Lee Road, Suite 310, Wayne, Pennsylvania 19087.

			Number of
			Shares
			Beneficially
			Owned,
			Including
			Options,
	Options,		Warrants, SARs
	Warrants and		Exercisable	Percent of
Name of 5% Beneficial Owner, Director or Executive	SARs Exercisable		Within 60 Days	Shares
Officer	Within 60 Days	DSUs(1)	and DSUs	Outstanding
David J. Adelman	0	0	0	*
Douglas A. Alexander	600,541	0	776,907	2.1%
David J. Berkman	6,500	71,771	93,271	*
Walter W. Buckley, III (2)	849,643	0	1,110,789	3.0%
Thomas A. Decker	15,600	48,958	64,558	*
David K. Downes	20,900	60,098	96,498	*
Thomas P. Gerrity (3)	6,800	72,122	166,818	*
Michael J. Hagan	18,750	18,135	36,885	*
R. Kirk Morgan	192,571	0	215,473	*
Warren V. Musser (4)	5,000	30,500	35,500	*
Philip J. Ringo	6,500	73,836	85,766	*
Peter K. Miller	0	0	0	*
All directors and executive officers as a group (12 persons)	1,722,805	375,420	2,682,465	6.2%
BlackRock, Inc. (5) (6)	0	0	2,652,080	7.2%
Capital World Investors (5) (7)	0	0	3,096,000	8.4%
Dimensional Fund Advisors LP (5) (8)	0	0	3,009,553	8.1%
FMR LLC (5) (9)	0	0	3,857,420	10.4%
William Blair & Company, L.L.C. (5) (10)	0	0	2,576,922	7.0%

*	Represents less than 1% of the outstanding shares of Common Stock of ICG.

(1)	Includes shares of Common Stock attributable to the named director’s account relating to DSUs issued under the director deferred stock unit program contained in ICG’s Non-Management Director Compensation Plan in lieu of such director’s annual cash service grants and other cash fees earned by such director in connection with his service to the Board and its committees. Since directors do not have any voting or dispositive power with respect to the shares of Common Stock attributable to the DSUs they hold, the DSUs are not included in the “Percent of Shares Outstanding” figures in the above table.

(2)	Includes 25,000 shares of Common Stock held by two trusts for the benefit of certain members of Mr. Buckley’s immediate family (with each trust holding 12,500 shares of Common Stock), as to which Mr. Buckley disclaims beneficial ownership.

(3)	Includes 45,896 shares of Common Stock held jointly with Anna Gerrity, wife of Dr. Gerrity.

(4)	Securities held by Mr. Musser have been pledged to a third party as security in connection with a loan made to Mr. Musser by that party.

(5)	Ownership information is as of December 31, 2010, based on a Schedule 13G filed with the SEC.

(6)	Includes shares held by the following subsidiaries of BlackRock, Inc. (“BlackRock”): BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Investment Management, LLC and BlackRock Asset Management Ireland Limited. The address of BlackRock is 40 East 52nd Street, New York, NY 10022.

(7)	Includes shares held by various investment companies under the Investment Company Act of 1940, as amended (the “Investment Act”), for which Capital World Investors (“CWI”) serves as investment adviser (including shares held by SMALLCAP World Fund, Inc., which, according to a Schedule 13G filed by CWI with the SEC on February 14, 2011, represent more than 5% of the outstanding shares of Common Stock of ICG). The address of CWI is 333 South Hope Street, Los Angeles, CA 90071.

(8)	Includes shares held by (a) four separate investment companies under the Investment Act for which Dimensional Fund Advisors LP (“Dimensional”) serves as investment adviser and (b) certain other commingled group trusts and separate accounts for which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. The address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(9)	Includes shares held by Fidelity Growth Company Fund (“Fidelity Fund”), an investment company under the Investment Act, for which Fidelity Management & Research Company (“Fidelity Management”) serves as investment adviser. According to a Schedule 13G filed by FMR LLC with the SEC on February 14, 2011, the shares held by Fidelity Fund represent more than 10% of the outstanding shares of Common Stock of ICG. The address of each of FMR LLC, Fidelity Fund and Fidelity Management is 82 Devonshire Street, Boston, MA 02109.

(10)	The address of William Blair & Company, L.L.C. is 222 W. Adams, Chicago, IL 60606.
Equity Compensation Plan Information
The following table sets forth information regarding the status of ICG’s equity compensation plans as of December 31, 2010:

			Number of securities
			remaining available for
	Number of securities to	Weighted-average	future issuance under equity
	be issued upon exercise	exercise/base price of	compensation plans
	of outstanding options,	outstanding options,	(excluding outstanding
Plan Category/Name	warrants and rights (1)	warrants and rights	options, warrants and rights)
Equity compensation plans approved by security holders:
Second Amended and Restated 2005 Omnibus Equity Compensation Plan	3,972,385	$7.45	2,164,329
Amended and Restated 1999 Equity Compensation Plan (2)	299,169	$19.38	—
Equity compensation plans not approved by security holders:
LGO Corporation 2001 Equity Compensation Plan	11,500	$7.71	125
Total	4,283,054	$8.28	2,164,454

(1)	Excludes 60,500 shares of restricted stock that vest between 2011 and 2013 and 31,500 DSUs that were unvested as of December 31, 2010.

(2)	On February 1, 2009, the Amended and Restated 1999 Equity Compensation Plan (the “1999 Plan”) expired by its own terms and was terminated. As a result of this termination, ICG may no longer issue any equity securities under the 1999 Plan.

Under the LGO Corporation 2001 Equity Compensation Plan (the “LGO Plan”), ICG reserved 250,000 shares of ICG Common Stock for issuance to (1) designated employees of LGO Corporation (“LGO”), a former ICG partner company, and its affiliates or subsidiaries, (2) designated employees of entities in which LGO has a greater than 50% ownership interest, (3) certain advisors and consultants who perform services for LGO, its affiliates or its subsidiaries and (4) non-employee members of the Board of Directors of LGO. Executive officers and directors of ICG are not eligible to receive grants under the LGO Plan; however, ICG employees who are neither executive officers nor directors of ICG are eligible for grants.
Awards under the LGO Plan may consist of grants of (1) nonqualified options, (2) SARs, (3) restricted shares, (4) performance shares, (5) dividend equivalent rights and (6) cash awards. The LGO Plan was adopted on September 5, 2001, and it terminates on September 4, 2011.
Shares of Subsidiary Corporations Owned by Directors and Executive Officers of ICG
ICG owns a majority equity interest in InvestorForce. As of February 1, 2011, Dr. Gerrity, who was formerly a director of InvestorForce, directly owns less than 1% of InvestorForce’s outstanding shares.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Party Transactions
On May 5, 2010, ICG Holdings acquired from ICGC Holdings, L.P. (the “Selling Partnership”) a total of 18,532,039 additional shares of preferred stock of ICG Commerce, one of its existing companies, for aggregate cash consideration of approximately $35.3 million. At the time of the transaction, each of Mr. Buckley (ICG’s Chairman and Chief Executive Officer), Mr. Alexander (ICG’s President) and Mr. Berkman (an ICG director) directly held a limited partnership interest in the Selling Partnership; together, these interests represented less than 2% of the partnership interests in the Selling Partnership. To date, Messrs. Buckley, Alexander and Berkman have not received any cash proceeds from the transaction through their interests in the Selling Partnership.
On July 1, 2010, ICG Holdings completed a tender offer through which it acquired additional shares of capital stock of ICG Commerce for approximately $14.4 million. ICG Holdings acquired the additional ICG Commerce shares through a tender offer that ICG Holdings made to all of the stockholders of ICG Commerce other than ICG Commerce employees and the holders of a special series of ICG Commerce preferred stock created as incentive compensation for ICG Commerce executives. Relatives of Mr. Buckley, Mr. Alexander and relatives of Mr. Alexander held separate limited partnership interests in a partnership that tendered its shares to ICG Holdings (the “Tendering Partnership”); Dr. Gerrity (an ICG director) tendered shares of ICG Commerce that he held directly. Mr. Buckley’s relatives, Mr. Alexander, Mr. Alexander’s relatives and Dr. Gerrity received approximately $221,000, $647,000, $1,149,000 and $677,000, respectively, of the cash proceeds paid by ICG Holdings in the tender offer.
In light of (1) the indirect equity interests of Messrs. Buckley, Alexander and Berkman in ICG Holdings through the Selling Partnership, (2) the indirect equity interests of Mr. Buckley’s relatives, Mr. Alexander and Mr. Alexander’s relatives in ICG Holdings through the Tendering Partnership and (3) Dr. Gerrity’s direct equity interest in ICG Commerce, the Board formed an independent committee of disinterested independent directors (the “Special Committee”) to consider and approve the acquisition of shares from the Selling Partnership and the tender offer. In performing its duties, the Special Committee received advice from independent legal counsel and financial advisers. The Special Committee analyzed and approved the consideration to be paid to the Selling Partnership and the tender offer participants for their respective shares, as well as the decision to extend the tender offer to ICG Commerce stockholders that were then affiliated with ICG. The terms of the transaction with the Selling Partnership, including the valuation of ICG Commerce that dictated the consideration paid for the Selling Partnership’s shares, were negotiated by ICG Holdings and the Selling Partnership on an arms’ length basis; the prices offered for the various classes and series of stock in the tender offer were based on the same valuation.

Policies and Procedures for Review and Approval of Related Party Transactions
In 2007, the Board and the Audit Committee adopted a written set of policies and procedures for the review, approval and/or ratification of, as well as the disclosure of, transactions that ICG is required to report under Item 404(a) of Regulation S-K promulgated by the SEC. These policies and procedures require ICG to enter into any such transaction only when it has been approved or ratified by the Board or the Nominating and Governance Committee, based upon a determination that such transaction is in, or is not inconsistent with, the best interests of ICG and its stockholders. In making that determination, the policy requires the Board or the Nominating and Governance Committee to consider the following factors:
•	the terms of the transaction and the benefits expected to be derived by ICG from the transaction;
•	the extent of the ICG related person’s interest in the transaction;
•	whether the transaction is on terms no less favorable than those generally available to unaffiliated third parties under similar circumstances;
•	whether the terms of the transaction or products or services involved in the transaction are readily available to ICG from alternative sources; and
•	the impact, if any, of the transaction on the independence of a director of ICG.
ICG’s policies and procedures do not require Nominating and Governance Committee approval or ratification of transactions between ICG’s related persons and its subsidiary companies that are not wholly-owned or wholly-controlled. However, ICG identifies and discloses all such transactions to the extent required by applicable SEC and NASDAQ requirements.
In addition to these policies and procedures, ICG’s Corporate Code of Conduct contains detailed guidelines for officers, directors and employees relating to the appropriate handling of both actual and potential conflicts of interest.
OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance. The rules of the SEC require ICG to disclose late filings of stock transaction reports by its executive officers and directors and by beneficial owners of more than 10% of ICG’s Common Stock. Based solely on a review of reports filed by ICG on these persons’ behalf and written representations from them that no other reports were required, all Section 16(a) filing requirements have been met with respect to 2010.
Submission of Stockholder Proposals and Director Nominations for 2012 Annual Meeting of Stockholders. Under the “proxy access” rules of the SEC set forth in Rule 14a-8 of the Exchange Act (the “Proxy Access Rules”), some stockholder approvals may be eligible for inclusion in ICG’s 2012 proxy statement. The Proxy Access Rules set forth the criteria that must be met for a stockholder proposal to be included in a proxy statement. Under the Proxy Access Rules, any stockholder wishing to have a proposal included in ICG’s proxy statement for its 2012 Annual Meeting of Stockholders must submit the proposal so that ICG’s corporate Secretary receives it no later than January 4, 2012. However, in the event that ICG’s 2012 Annual Meeting of Stockholders is held prior to May 18, 2012 or later than July 17, 2012, ICG will disclose the new deadline by which stockholder proposals must be received under Part II, Item 5 of its earliest practicable Quarterly Report on Form 10-Q or, if impracticable, by another means reasonably calculated to inform stockholders.
Under ICG’s By-Laws, stockholders must, subject to the Proxy Access Rules, follow certain procedures in order to nominate a potential director or to introduce a proposal at an annual meeting. Subject to the Proxy Access Rules, a stockholder wishing to make a nomination for election to the Board or to have a proposal presented at ICG’s 2012 Annual Meeting of Stockholders must submit written notice of such nomination or proposal so that the Secretary of ICG receives it no earlier than February 17, 2012 and no later than March 19, 2012. However, in the event that the Annual Meeting of Stockholders is held prior to May 28, 2012 or later than August 26, 2012, any nomination or other proposal must be received no later than the close of business on the 10th day following the date on which public announcement of the date of the 2012 Annual Meeting of Stockholders is made. The By-Laws also set forth certain informational requirements for stockholders’ nominations of directors and other proposals. Subject to the Proxy Access Rules, stockholder director nominee proposals must include:
•	the recommending stockholder’s name, address, telephone number and the number of shares of ICG’s stock beneficially owned by that individual or entity; and
•	the recommended candidate’s biographical data, statement of qualification and written consent to nomination and to serving as a director, if elected.

Other stockholder proposals must include:
•	the proposing stockholder’s name, address, telephone number and the number of shares of ICG’s stock beneficially owned by that individual or entity; and
•	a description of the proposal, the reasons for the proposal and any material interest of the proposing stockholder in the proposal.
Communicating with ICG. Stockholders may communicate with ICG by sending correspondence to ICG’s corporate Secretary at the following address:
Internet Capital Group, Inc.
690 Lee Road, Suite 310
Wayne, Pennsylvania 19087
Attention: Secretary
Householding. Some banks, brokers and other nominee record holders may be participating in the practice of “householding” notices regarding proxy materials, proxy statements and annual reports. This means that only one copy of the notice regarding the availability of proxy materials, proxy statement and/or annual report may have been sent to multiple stockholders in your household. ICG will promptly deliver a separate copy of the notice regarding the availability of proxy materials, proxy statement or annual report to you if you request one by writing or calling as follows: Investor Relations, Internet Capital Group, Inc., 690 Lee Road, Suite 310, Wayne, Pennsylvania 19087, Telephone: (610) 727-6900, E-mail: ir@icg.com. If you want to receive separate copies of the notice regarding the availability of proxy materials, annual report and/or proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact ICG at the above address and phone number.
Other Business. ICG is not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent as recommended by the Board.

By Order of the Board of Directors

Suzanne L. Niemeyer
Secretary

April 27, 2011

Appendix A
THIRD AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
INTERNET CAPITAL GROUP, INC.
Internet Capital Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify:
FIRST: This Certificate of Amendment amends the provisions of the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”).
SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation law of the State of Delaware.
THIRD: Section 1 of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:
“1. Name. The name of the Corporation is ICG Group, Inc.”
IN WITNESS WHEREOF, the Company has caused this certificate to be executed by Walter W. Buckley, III, its Chairman and Chief Executive Officer, this  _____  day of June, 2011.

INTERNET CAPITAL GROUP, INC.
By:
	Name:	Walter W. Buckley, III
	Title:	Chairman and Chief Executive Officer

A-1

INTERNET CAPITAL GROUP, INC.
690 LEE ROAD
SUITE 310
WAYNE, PA 19087
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. ET on June 16, 2011. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by ICG in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. ET on June 16, 2011. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Internet Capital Group, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M34887-P12555	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNET CAPITAL GROUP, INC.		For	Withhold	For All
		All	All	Except
Vote On Directors

1.	Election of Directors	☐	☐	☐

Class I Nominees:
01) David J. Adelman
Class III Nominees:
02) Walter W. Buckley, III
03) Michael J. Hagan
04) Philip J. Ringo

Vote On Proposals		For	Against	Abstain

2.	Ratification of KPMG LLP as ICG’s independent registered public accountant for the year ending December 31, 2011.	☐	☐	☐

3.	Approval, on an advisory basis, of the compensation of ICG’s named executive officers.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Once Every:
		1 Year	2 Years	3 Years	Abstain

4.	Approval, on an advisory basis, of the frequency of advisory votes regarding the compensation of ICG’s named executive officers.	☐	☐	☐	☐

			For	Against	Abstain

5.	Approval of an amendment to ICG’s Certificate of Incorporation to change ICG’s corporate name to “ICG Group, Inc.”		☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN ITEM 1, “FOR” ITEMS 2, 3 AND 5, AND FOR “ONCE EVERY 3 YEARS” IN ITEM 4.
The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each nominee listed in Item 1, FOR Items 2, 3 and 5, and for ONCE EVERY 3 YEARS in Item 4.
For address changes and/or comments, please check this box and write them on the back where indicated.    ☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. All holders must sign. If a signer is a corporation or partnership, please sign in full corporate or partnership name by a duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M34888-P12555

INTERNET CAPITAL GROUP, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
JUNE 17, 2011
THIS PROXY IS SOLICITED ON BEHALF OF ICG’S BOARD OF DIRECTORS
Each undersigned stockholder hereby appoints R. Kirk Morgan and Suzanne L. Niemeyer, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ICG that such stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. ET on June 17, 2011, at The Radnor Hotel, 591 East Lancaster Avenue, St. Davids, Pennsylvania 19087, and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY EACH UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1 ON THE REVERSE SIDE, “FOR” ITEMS 2, 3 AND 5 ON THE REVERSE SIDE, AND FOR “ONCE EVERY THREE YEARS” IN ITEM 4 ON THE REVERSE SIDE.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
TO BE SIGNED ON REVERSE SIDE